Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

JLK DIRECT DISTRIBUTION, INC.,

KENNAMETAL INC.,

and

MSC INDUSTRIAL DIRECT CO., INC.

MSC ACQUISITION CORP. VI

_______________________

Dated:  March 15, 2006

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8.06.	Insurance	46
8.07.	Tax Returns	46
8.08.	Section 338(h)(10) Election	47

ARTICLE IX	Termination	48

9.01.	Termination of the Agreement	48
9.02.	Consequences of Termination	48
9.03.	Waiver	48

ARTICLE X	Indemnification	49

10.01.	Survival of Representations and Warranties	49
10.02.	Indemnification	49
10.03.	Third Party Claims	51
10.04.	Other Remedies	53

ARTICLE XI	General Provisions	54

11.01.	Expenses	54
11.02.	Absence of Broker or Finder	55
11.03.	News Releases	55
11.04.	Notices	55
11.05.	Dispute Resolution	56
11.06.	Counterparts/Use of Facsimiles	56
11.07.	Entire Agreement	56
11.08.	Amendments	57
11.09.	Successors and Assigns	57
11.10.	No Third Party Beneficiaries	57
11.11.	Severability; Enforcement	57
11.12.	Guaranty of Kennametal and MSC	57
11.13.	Certain Attorney/Client Matters	57

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THIS STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of March 15, 2006, by and among JLK Direct Distribution Inc., a Pennsylvania corporation (the “Seller”), Kennametal Inc., a Pennsylvania corporation (“Kennametal”), MSC Industrial Direct Co., Inc., a New York corporation (“MSC”) and MSC Acquisition Corp. VI, a New York corporation (the “Buyer”).

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding capital stock of J&L America, Inc. DBA J&L Industrial Supply, a Michigan corporation (“J&L”), consisting of fifty thousand (50,000) shares of common stock, par value $1.00 per share (the “Shares”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the terms set forth in this Agreement;

WHEREAS, MSC owns all of the issued and outstanding capital stock of Buyer and has been made a party to this Agreement to, among other things, guarantee the obligations of Buyer, as set forth in this Agreement; and

WHEREAS, Seller is a wholly owned indirect subsidiary of Kennametal and Kennametal has been made a party to this Agreement in order to, among other things, guarantee the obligations of Seller, as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Definitions

1.01.        Definitions.

The terms defined in this Section 1.01 shall have the meanings herein specified, unless the context requires otherwise.

“Administrative Services Agreement” shall have the meaning set forth in Section 7.01(h).

“Affiliate” of a Party means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Party.

For purposes of this definition, the term “control” means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities, by contract or otherwise.

“Affiliate Transactions” shall have the meaning set forth in Section 3.01(s).

“Agreement” has the meaning set forth in the Preamble.

“Assets” mean, with respect to J&L, any and all properties, assets and rights of any kind, nature and description, whether real, personal or mixed, tangible or intangible.

“ATS” shall have the meaning set forth in Section 5.09.

“ATS Catalog Representation Agreement Amendment” shall have the meaning set forth in Section 5.09.

“ATS Distribution Agreement Amendment” shall have the meaning set forth in Section 3.01(cc).

“Buyer” has the meaning set forth in the Preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claimant” shall have the meaning set forth in Section 10.03(a).

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Reference Net Assets” shall have the meaning set forth in Section 2.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Kennametal dated December 2, 2005.

“Contract” means, with respect to J&L, any contract, arrangement, agreement, indenture, undertaking, debt or other instrument, loan, mortgage, letter of credit, understanding or other commitment, oral or written, to which J&L is a party or by which it is bound or to which any of its property is subject.

“Customer Contracts” shall have the meaning set forth in Section 3.01(w).

“Customs” shall have the meaning set forth in 3.01(j)(3).

“Disability” shall have the meaning set forth in Section 8.05(a).

“Distributor Agreement” shall have the meaning set forth in Section 7.01(h).

“Employee Benefit Plan” means, whether written or oral, (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, contract or arrangement (whether for the benefit of current or former employees, consultants, officers, directors or independent contractors of the Group), including, without limitation, plans, programs, contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, and plans, programs contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Group or any member thereof, which any member of the Group has at any time adopted or maintained, with respect to which any member of the Group has any liability or is a fiduciary or under which any member of the Group has any present or future obligation to contribute or make payment.

“Encumbrances” means any mortgage, pledge, lien, charge or other security interest or restriction, other than (a) mechanic’s, materialmen’s and similar liens arising in the ordinary course of business; (b) liens for taxes not yet due and payable or for taxes that are contested in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not materially interfere with the conduct of J&L’s business.

“Environmental and Safety Requirements” shall mean all federal, state and local statutes, codes, regulations, rules, ordinances, common law and statutory law and other laws relating to the protection, preservation or conservation of the environment and to public or worker health and safety, as amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facilities” means the Real Property owned and leased by J&L as set forth in Schedule 3.01(f)(2).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statement” shall have the meaning set forth in Section 3.01(e).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political subdivision of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental or quasi-governmental division, subdivision, department, board, agency, bureau, branch, office, commission, council, board, instrumentality, organization, taxing authority or unit and any court or other tribunal.

“Group” means J&L and any company or entity which, together with J&L, is a “trade or business under common control” or constitutes a member of J&L’s “controlled group” or “affiliated service group” within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code.

“Hazardous Materials” means (i) hazardous substances or hazardous wastes, as defined by the Environmental and Safety Requirements; (ii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iii) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (iv) asbestos in any form or condition; (v) polychlorinated biphenyls; and (vi) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirement.

“Historical Financials” shall have the meaning set forth in Section 5.04.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Party” shall have the meaning set forth in Section 10.03.

“Indebtedness” means, with respect to any specified Person, any Liability (contingent or otherwise) relating to: (a) indebtedness, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) reimbursement obligations and obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and performance bonds, whether or not matured, (c) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with such Person’s customary trade practices; (d) obligations with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar Contracts designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices; (e) indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of, or has been assumed by, such Person; (f) capital lease obligations of such Person; and (g)

indebtedness of others guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse, letters of credit and guarantees by J&L of performance obligations of another Person (other than J&L)).

“Independent Expert” shall have the meaning set forth in Section 2.04(b)(2).

“Intellectual Property” means patents, inventions, designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, domain names, secret formulae, trade secrets, secret processes, computer programs, software, confidential information, know-how and license agreements relating thereto, in each case, material to J&L’s business.

“Intercompany Contracts” shall mean all material executory Contracts between J&L, on the one hand, and Seller and/or its Affiliates (other than J&L), on the other hand.

“International Employees” means employees of J & L whose primary work location is outside the United States.

“Interim Financials” has the meaning set forth in Section 5.04.

“J&L” has the meaning set forth in the Recital.

“J&L Employees” shall have the meaning set forth in Section 8.05(a).

“J&L Permit” shall have the meaning set forth in Section 3.01(g)(2).

“Kennametal” has the meaning set forth in the Preamble.

“Kennametal SEC Documents” shall mean all documents, financial information and other materials filed by Kennametal with the SEC pursuant to the Exchange Act.

“Kennametal Policies” shall have the meaning set forth in Section 8.06.

“KME” shall have the meaning set forth in Section 3.01(c).

“Knowledge” means (i) with respect to an individual, the actual knowledge of the individual after making such diligent inquiry as may be reasonable under the circumstances; and (ii) with respect to Kennametal, Seller and J&L, the actual knowledge of the executive officers of Seller and J&L, and certain executive officers of Kennametal, in each case, after making such diligent inquiry as may be reasonable under the circumstances.  For purposes of this definition, the executive officers of Seller and J&L shall include and be limited to Michael Wessner, Charles Moyer, Nickolas Darin, Lawrence Lanza, Kevin Nowe and Steve Hemmings and the executive officers of Kennametal shall include and be limited to Catherine Smith, Lawrence Lanza and Kevin Nowe ; provided that with respect to Kevin Nowe, he is not deemed to know nor is he required to disclose any information that could cause the loss of Kennametal, Seller or J&L’s reliance on attorney client privilege with respect to such subject matter.

“Law” means any law, statute, rule, regulation, ordinance, decision, Order or other pronouncement having the effect of law of any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political subdivision of any nature of any Governmental Entity.

“Liabilities” means any and all liabilities and obligations of any kind or nature, including those arising under common law, statute (or other Law), Contract or otherwise, whether known or unknown, accrued or unaccrued or liquidated or unliquidated.

“Leased Real Property” shall have the meaning set forth in Section 3.01(f)(4).

“Long Term Disability” shall have the meaning set forth in Section 8.05(a).

“Loss” or “Losses” shall have the meaning set forth in Section 10.02(a).

“Material Adverse Effect” means (i) with respect to Seller or J&L, any effect that, individually or in the aggregate, is both material and adverse to the financial condition, results of operation, assets or business of Seller or J&L, taken as a whole respectively; or (ii) a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement, other than any such event, change or effect caused by or resulting from (x) changes in general economic conditions; or (y) competition or other changes in circumstances or conditions affecting the industries in which J&L operates, other than those matters which have a materially disproportionate effect on J&L as compared to such industries in general; or (z) the execution, delivery or performance of this Agreement, other than the Material Diminution of business from the Material Customers which Material Diminution shall be deemed to be a Material Adverse Effect.  For purposes of this Agreement, Material Diminution shall mean a decrease of 15% or more in J&L’s aggregate annualized sales run rate for FY ‘06 of the Material Customers as compared to J&L’s aggregate sales to the Material Customers in FY ‘05, as set forth on Schedule 3.01(r); provided that Delphi and Engine Power Components shall be excluded when determining any such decrease; provided further, that any increase in sales to any of the Material Customers (excluding Delphi and Engine Power Components) by Buyer (or its Affiliates) during J&L’s FY ‘06 over the sales made by Buyer (or its Affiliates) in J&L’s FY ‘05 shall be added to the sales made to such Material Customers for the purpose of computing J&L’s aggregate annualized sales run rate for FY ‘06.

“Material Contract” means the following Contracts to which J&L is a party or otherwise bound or by which its assets may be affected:

(i)                                     each Contract which involves the performance of services or sale of goods or materials by J&L in an amount or value in excess of $75,000;

(ii)                                  each lease, license, installment or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except with respect to personal property leases and installment and other contracts having a value per item or aggregate payments of less than $50,000);

(iii)                               each joint venture, partnership, shareholders, voting trust, proxy, registration rights, other material management and operating; or profit sharing agreement;

(iv)                              each Contract containing covenants that restrict the business activity of J&L or limit the freedom of J&L to engage in any line of business or to compete with any Person;

(v)                                 each Contract relating to the borrowing of money by J&L in excess of $75,000;

(vi)                              each Contract of J&L for capital expenditures in excess of $50,000;

(vii)                           each sales agency, sales representative, broker, distributor or similar Contract relating to the sale of products or the furnishing of services by J&L;

(viii)                        each guaranty by J&L of any obligation of another Person;

(ix)                                each employment agreement, severance arrangement (oral or written) or other compensation agreement or arrangement for every employee of J&L with an annual salary in excess of $100,000, and any consulting, management or retainer agreement, contract, arrangement or commitment in excess of $25,000;

(x)                                   all Contracts that cover payments to be made as a result of, or are accelerated by or are terminable as a result of the entering into of this Agreement and/or the consummation of the transactions contemplated hereby;

(xi)                                each Contract which in any way restricts or may restrict any sale, transfer, assignment or other disposition of the Assets or capital stock of J&L;

(xii)                             each Contract relating to outstanding subscriptions, options, warrants, rights or privileges, preemptive or contractual, and all stock option plans or agreement, to acquire any shares of capital stock of J&L or any acquirer of J&L capital stock, Assets or business;

(xiii)                          each document and Contract relating in any way to a prior acquisition, disposition, reorganization, exchange, readjustment or succession transaction involving equity securities, Assets or group of related assets not in the ordinary course of business, between J&L and any other Person and under which J&L has any rights, obligations or potential liabilities (accrued, unaccrued, contingent, contractual or otherwise) remaining still to be performed or as to which the survival period or statute of limitations, as applicable, has not expired;

(xiv)                         each Contract under which a default has occurred or is claimed to have occurred which has or could reasonably be expected to have a Material Adverse Effect and a description of such default (including, nature of default, name of parties, monetary amount claimed and current status);

(xv)                            all insurance policies under which J&L is or may be deemed to be an insured or an additional insured whether or not J&L is a direct party thereto; and

(xvi)                         each Contract for the thirty (30) largest suppliers of goods or materials to J&L.

“Material Customers” shall have the meaning set forth in Section 3.01(r).

“Names” means “Kennametal” and any name, logo or trademark that includes “Kennametal,” any variations and derivatives thereof and any other logos or trademarks of Seller, Kennametal or its Affiliates (except J&L).

“Non-Competition Agreement” shall have the meaning set forth in Section 7.01(h).

“Notice of Objection” shall have the meaning set forth in Section 2.04(b)(1).

“Obligations” shall have the meaning set forth in Section 11.12(a).

“Owned Property” shall have the meaning set forth in Section 3.01(f)(3).

“Owned Real Property Deliveries” shall have the meaning set forth in Section 5.08.

“Order” means any writ, judgment, decree, injunction, stipulation, award or similar order of any Governmental Entity (in each case, whether preliminary or final).

“Parties” means Seller, Kennametal and Buyer and “Party” shall mean either Kennametal and Seller on the one hand and Buyer on the other hand, as the context requires.

“Patent Application License Agreement” shall have the meaning set forth in Section 7.01(h).

“Patent License Agreement” shall have the meaning set forth in Section 7.01(h).

“Permits”  means any licenses, permits, certificates, authorizations, consents or orders of, or filings with, or any waiver of the foregoing, issued by any Governmental Entity.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.01(f)(1).

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or a subdivision thereof or a governmental agency.

“Personal Property” shall have the meaning set forth in Section 3.01(f)(1).

“Plan” means an Employee Benefit Plan  providing for contributions, benefits or payments in the event of a change of ownership or control of J&L, which J&L has at any time adopted or maintained, with respect to which J&L has any liability or is a fiduciary, under which J&L has any present or future obligation to contribute or make payment or under which any current or former employee, consultant, independent contractor, officer or director of J&L (and/or any dependent or beneficiary thereof) is covered or entitled to benefits.

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 2.04(c).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 8.07(a).

“Private Label Agreement” shall have the meaning set forth in Section 7.01(h).

“Property” shall mean any Real Property or Personal Property or other asset owned, leased, used or operated by J&L.

“Purchase Price” shall have the meaning set forth in Section 2.02.

“Purchase Price Allocation” shall have the meaning set forth in Section 8.08(c).

“Real Property” shall have the meaning set forth in Section 3.01(f)(2).

“Real Property Leases” shall have the meaning set forth in Section 3.01(f)(4).

“Reference Net Assets” shall have the meaning set forth in Schedule 2.02.

“Release” means any spilling, emitting, discharging, depositing, escaping, leaching, migrating, dumping or other releasing into the environment, whether intentional or unintentional.

“Representatives”  means with respect to any specified Person, such Person’s officers, managers, directors, supervisory board members or employees.

“Retention Agreement” means any of the Retention Agreements listed on Schedule 3.01(m) and any agreement containing similar provisions.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Cap” shall have the meaning set forth in Section 10.02(a).

“Seller Consolidated Group” shall have the meaning set forth in Section 8.08(a).

“Seller’s Floor” shall have the meaning set forth in Section 10.02(a).

“Sentry Liability Policy” shall have the meaning set forth in Section 3.01(n)(2).

“Shares” has the meaning set forth in the Recital.

“Short Term Disability” shall have the meaning set forth in Section 8.05(a).

“Statement” shall have the meaning set forth in Section 2.04(a).

“Straddle Periods” shall have the meaning set forth in Section 8.07(b).

“Subsidiary” or “Subsidiaries” means any corporation or other entity, the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation or other entity, who are at the time directly or indirectly owned or controlled by a Party.

“Tax” or “Taxes” means all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorum, sales, use, wage, payroll, workers’ compensation, employment, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, license and legislation fees; other taxes imposed by a federal, state, municipal, local, foreign or other governmental authority or agency, including assessments in the nature of taxes; including without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and including transferee or secondary liability for taxes and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

“Tax Return” or “Tax Returns” means all returns, reports, estimates, schedules, declarations, information statements and documents relating to or required to be filed in connection with any taxes pursuant to the statutes, rules or regulations of any federal, state, local, municipal, foreign or other government taxing authority.

“Termination Date” shall have the meaning set forth in Section 2.03.

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Trademark License Agreement” shall have the meaning set forth in Section 7.01(h).

“Unpermitted Real Property Exceptions” shall have the meaning set forth in Section 5.08.

“U.S. Employees” means employees of J & L whose primary work location is within the United States.

1.02.        Accounting Terms.

For all purposes of this Agreement, unless the context clearly requires otherwise, any accounting term not specifically defined in this Agreement shall have the meaning given to it in accordance with GAAP.

1.03..       Interpretation.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement.  Whenever this Agreement shall require a Party to take an action, such requirement shall be deemed to constitute an undertaking by such Party to cause its Subsidiaries, and to use commercially reasonable efforts to cause its Affiliates, to take appropriate action in connection therewith.

ARTICLE II

Sale and Transfer of Shares; Purchase Price; Closing; and Purchase Price Adjustment

2.01.        Shares.  Subject to the terms and upon the conditions of this Agreement, at the Closing Seller shall sell, assign, convey, transfer and deliver the Shares to Buyer, and Buyer shall purchase from Seller all of Seller’s right, title and interest in the Shares, free and clear of all mortgages, pledges, liens, charges, claims, calls, commitments, voting trusts, proxies or other security interests or restrictions of any nature whatsoever.

2.02.        Purchase Price.  The purchase price for the Shares shall be $349,500,000 (the “Purchase Price”) subject to adjustment as set forth in Schedule 2.02, and shall be payable at the Closing by wire transfer of immediately available funds to an account or accounts and pursuant to such written wire transfer instructions delivered by Seller to Buyer prior to the Closing Date.

2.03.        Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buchanan Ingersoll PC, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219, at 10:00 a.m. (local time), on May 31, 2006, or at such other time and place as may be mutually agreed upon by the Parties in writing (the “Closing Date”), but in no event later than June 30, 2006 (the “Termination Date”).

2.04.        Purchase Price Adjustment.

(a)           The Statement.  Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Statement”), setting forth the Reference Net Assets as of the close of business on the Closing Date (the “Closing Reference Net Assets”) determined in accordance with the methodologies, procedures and adjustments used in the preparation of the

Reference Net Assets (including GAAP and SEC rules and regulations consistently applied) as set forth in Schedule 2.02.  After the Closing Date, at Seller’s request, Buyer shall assist Seller and its representatives in the preparation of the Statement and shall provide Seller and its representatives any information reasonably requested.

(b)           Objections; Resolutions, Disputes.

(1)           Unless Buyer notifies Seller in writing within thirty (30) days after Seller’s delivery of the Statement of any objection to any component of the computation of the Closing Reference Net Assets set forth therein (the “Notice of Objection”), such computation shall be final and binding.  During such 30-day period, Buyer and its representatives shall be permitted to review during normal business hours, as they shall reasonably request, the books, records and working papers of Seller relating to the Statement.  Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.  The Parties acknowledge that (A) the purpose of the determination of the Closing Reference Net Assets is to adjust the Purchase Price so as to reflect the change in Reference Net Assets from December 31, 2005 to the Closing Date; and (B) such change is to be measured on a totally consistent basis so that the calculation is to be done using the same accounting principles, practices, methodologies and policies used by Seller in the preparation of the Reference Net Assets.

(2)           If Buyer provides the Notice of Objection to Seller within such 30-day period, Seller and Buyer shall, during the 30-day period following Seller’s receipt of the Notice of Objection, attempt in good faith to resolve Buyer’s objections.  During the 30-day period following Seller’s receipt of the Notice of Objection, Seller and its representatives shall be permitted to review during normal business hours, as they shall reasonably request, the working papers of Buyer relating to the Notice of Objection and the basis therefor.  If Seller and Buyer are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to Deloitte & Touche, LLP or an internationally recognized public accounting firm mutually agreed upon by Seller and Buyer (or, if Seller and Buyer are unable to so agree within 10 days after the end of such 30-day period or the firm so selected declines to act, then Seller and Buyer shall each select an internationally recognized public accounting firm and such firms shall jointly select a third internationally recognized public accounting firm to resolve the disputed matters (such determining firm being the “Independent Expert”)).  Seller and Buyer shall instruct the Independent Expert to render its written decision as promptly as practicable but in no event later than 30 days after its selection.  The resolution of the disputed matters by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  The fees and expenses of the Independent Expert shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  After final determination of the Closing Reference Net Assets, neither Seller nor Buyer shall have any further right to make any claims against each other in respect of any post- Closing Purchase Price adjustments hereunder.

(c)           Adjustment Payment.  The Purchase Price shall be: (i) increased by the amount by which the Closing Reference Net Assets exceed the Reference Net Assets or (ii) decreased by the amount by which the Closing Reference Net Assets are less than the Reference

Net Assets (the amount of any such increase or decrease being hereinafter called the “Post-Closing Adjustment Amount”).  Within 10 days after the Closing Reference Net Assets have been finally determined in accordance with Section 2.04(b), if the Purchase Price is:  (i) increased, then Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment Amount, together with interest thereon at a rate of  4.25% per annum from the Closing Date to the date of payment; or (ii) decreased, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment Amount, together with interest thereon at a rate of  4.25% per annum from the Closing Date to the date of payment.  Any such payment hereunder shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Seller or Buyer, as the case may be.

(d)           Cooperation.  For purposes of complying with the terms set forth herein, each Party shall use commercially reasonable efforts to cooperate with and promptly make available to the other Parties and its representatives, all information and records and data, with reasonable access to its personnel and shall permit the other Parties and its representatives to make copies of all information and records in each case as may be reasonably required in connection with the analysis of the Statement and the resolution of any dispute(s) thereunder.

ARTICLE III

Representations and Warranties

3.01.        Representations and Warranties of Seller.

Kennametal and Seller, jointly and severally, represent and warrant to Buyer as follows:

(a)           Organization and Standing.

(1)           J&L is and at the Closing will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease and use its properties and assets.  J&L is and at the Closing will be duly qualified to do business as a foreign corporation and is in good standing under the laws of each state of the United States of America in which its ownership or leasing of property, or the nature of the activities conducted by it, requires such qualification (all such required jurisdictions being listed on Schedule 3.01(a) hereto), except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(2)           Seller has delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of J&L, as amended to date and as currently in effect. Such Articles of Incorporation and Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon J&L.  J&L is not and at the Closing will not be in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b).          Authority; No Conflict.

Except as set forth on Schedule 3.01(b):

(1)           Each of Kennametal and Seller is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Each of Kennametal and Seller has and at Closing will have the requisite power, authority, and capacity to execute and deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by each of Kennametal and Seller and constitutes the legal, valid, and binding obligation of each of Kennametal and Seller, enforceable against each of Kennametal and Seller in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors rights generally and to general equitable principles.

(2)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms and provisions hereof will:

(A)          contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation or By-Laws of Seller, Kennametal or J&L; or
(B)           contravene, conflict with, or result in a violation of any of the terms or requirements of, any law, statute, judgment, decree or order applicable to Kennametal, Seller or J&L or by which any of their properties are bound; or
(C)           contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or create any event which with notice or lapse of time or both could become a default under or result in the loss of a material benefit under, or to cancel, terminate, or modify, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (i) to which Seller or J&L is a party or by which they or any of their properties are bound or (ii) to which Kennametal is a party that affects the business or assets of J&L; or
(D)          result in the imposition or creation of any Encumbrances upon, or with respect to any of the properties or assets owned or leased by J&L;

except, in the case of (B), (C) or (D) hereof, for contraventions, conflicts, violations, breaches or Encumbrances which, individually or in the aggregate, do not and/or could not reasonably be expected to have a Material Adverse Effect.

(3)           Neither Seller, nor J&L, nor Kennametal to the extent that it affects the business or assets of J&L, is or will be required to give any notice to or obtain any authorization, consent, permit, approval, order or license from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except as is required by the HSR Act and any equivalent filing under applicable law in the United Kingdom or European Union, the filing of a Current Report on Form 8-K and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of the New York Stock Exchange, or except for those which the failure to obtain, individually or in the aggregate, do not and/or could not reasonably be expected to have a Material Adverse Effect.

(c)           Capitalization.  Seller is and at the Closing will be the owner of the Shares, free and clear of any lien, pledge, security interest, encumbrance, claim, call, commitment, voting trust, option, proxy, restriction of any nature whatsoever.  The Shares are validly issued, fully paid and nonassessable and are and at the Closing will be free of preemptive (or similar) rights.  The Shares constitute all of the issued and outstanding shares of capital stock of J&L.  There are no and at the Closing there will not be any authorized or outstanding options, warrants, convertible securities, puts, calls or other rights, commitments or arrangements of any nature to issue, purchase, redeem or acquire any shares of capital stock, any voting securities of, or equity equivalents or interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the ownership or earnings of J&L.  There are no and at Closing there will not be any authorized or outstanding options, warrants, convertible securities, puts, calls or other rights, commitments or arrangements of any nature to issue, purchase, redeem or acquire any shares of capital stock, voting securities of, or equity equivalents or interests in, the ownership or earnings of Kennametal, Kennametal Holdings Europe Inc. (“KME”) or Seller and which, in any event, impose an obligation on J&L, or would impose an obligation on Buyer in the event the transactions contemplated by this Agreement are consummated. Kennametal owns all of the issued and outstanding capital stock of KME and KME owns all the issued and outstanding capital stock of Seller in each case free and clear of any Encumbrance, except Permitted Encumbrances.

(d)           Subsidiaries.   Except as set forth in Schedule 3.01(d), J&L does not own any capital stock or have any equity ownership interests in any Subsidiary.  J&L is not a participant in any joint venture, partnership or similar arrangement.  On the Closing Date, J&L will have no Subsidiaries except as set forth on Schedule 3.01(d).  J&L does not have a right to acquire any securities of, or ownership interests in, any other Person.

(e)           Financial Statement.   (1)  J&L’s unaudited balance sheet as at December 31, 2005 contained in the Interim Financials (the “Financial Statement”) will have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial condition of J&L as of the date thereof, except as provided in Schedule 2.02 and it does not include all of the footnotes required by GAAP.

(2)           J&L has no Liabilities of a nature required by GAAP to be disclosed on a balance sheet except for (i) Liabilities (including Taxes), commitments or obligations incurred subsequent to December 31, 2005 in the ordinary course of business, (ii) Liabilities, commitments or obligations reflected on, accrued or reserved against in, the Historical Financials and/or Interim Financials or (iii) Liabilities set forth on Schedule 3.01(e).  J&L does not have, and will not have as of the Closing, any Liability for earnouts or other contingent payments payable to former owners of Assets, stock or other interests acquired by J&L or any Affiliate or otherwise arising out of any previous acquisitions or dispositions of Assets, stock or other interests by J&L or any Affiliate.

(3)           Inventory.  The inventories set forth in the Financial Statement were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied.  Since December 31, 2005, the inventories related to the business of J&L  have been maintained in the ordinary course of business.  J&L has good and marketable title to its inventory.  All such inventories are owned by J&L free and clear of any Encumbrances, other than Permitted Encumbrances.  All of the inventories related to the business of J&L on the Closing Date will materially consist of items of a quality usable or saleable in the normal course of the business of J&L.

(4)           Accounts Receivable.  All accounts, notes and other receivables of J&L, reflected on the Financial Statement (i) represent actual amounts, net of reserves therein reflected, which are collectible in the ordinary course of business and owing by the applicable account debtors without any defenses, counterclaims or setoffs, and (ii) arose from bona fide transactions in the ordinary course of business.  There have not been any write-offs as uncollectible of any customer accounts receivable of J&L since December 31, 2005, except for write-offs in the ordinary course of business.

(5)           Bank Accounts.  Schedule 3.01(e)(5) sets forth the names and locations of all banks and other financial institutions at which J&L maintains a bank, savings, deposit or custodial account or safe deposit box, together with the applicable account numbers and names and identification of all Persons authorized to draw thereon or to have access thereto (including Persons holding powers of attorney or agency authority from J&L or any of its Affiliates).

(6)           Indebtedness.       Schedule 3.01(e)(6) sets forth a true and complete list of all Indebtedness owing by or binding upon J&L in an amount in excess of $25,000 in any individual instance and which is outstanding as of the date hereof and any Material Contracts related thereto, including the amount of principal and unpaid interest outstanding under each instrument evidencing such Indebtedness as of the date hereof and a description of the collateral if any securing such Indebtedness.

(7)           Books and Records.  The books, stock transfer records, stock record books, and other records of J&L, all of which have been made available to Buyer by Seller, are true and complete in all material respects and have been maintained in accordance with applicable Law and with sound business practices.  The minute books of J&L contain materially accurate and materially complete records of all meetings held and corporate action taken by the stockholders, the board of directors and committees of the board of directors of J&L.

(f)            Property.

(1)           Except as set forth in Schedule 3.01(f)(1), J&L has and at Closing will have good and valid title to all tangible personal property owned by it, and a valid and enforceable right to use all tangible personal property leased by or licensed to it, in each case having a value in excess of $25,000, which is used in, and necessary for, the conduct of its business as conducted on the date hereof (the “Personal Property”) (except such as have been subsequently sold or otherwise disposed of in the ordinary course of business, or for which any lease or license shall have terminated in accordance with its terms), in each case, free and clear of all Encumbrances or imperfections of title of any nature whatsoever, other than: (a) Encumbrances relating to personal property leases which are not required to be listed in Schedule 3.01(f)(1); (b) Encumbrances arising or incurred in the ordinary course of business; (c) Encumbrances for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith; and (d) Encumbrances which could not reasonably be expected to materially impair the value of the Personal Property (the liens, imperfections of title and Encumbrances described in clauses (a) through (d) above are hereinafter referred to collectively as the “Permitted Encumbrances”).

(2)           As used in this Agreement, the term “Real Property” shall mean all interests in real property owned and leased by J&L as set forth in Schedule 3.01(f)(2).  Except as set forth in Schedule 3.01(f)(2), the Real Property constitutes all interests in real property used in the conduct of the business of J&L as conducted on the date hereof.  J&L has good and marketable title to the Real Property owned by it, free and clear of all Encumbrances, covenants, rights-of-way and other restrictions of any nature whatsoever, other than those reflected on Schedule 3.01(f)(2) and those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(3)           Schedule 3.01(f)(2) sets forth a correct and complete list of all real estate in which J&L has an ownership interest (the “Owned Property”), and all facilities thereon.

J&L has good and marketable fee simple title to the Owned Property, free and clear of all Encumbrances, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such real estate) other than (a) Encumbrances for current taxes not yet due, and (b) (i) minor imperfections of title, including utility and access easements depicted on subdivision plats for platted lots that do not impair the intended use of the property, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of J&L, and (ii) zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto.

With respect to the Owned Property, except as reflected on Schedule 3.01(f)(2):

(A)          The Owned Property is not, to the Knowledge of Seller, Kennametal and/or J&L, in violation of any zoning, subdivision, landmark preservation, building, land use or other ordinances, laws, codes or regulations;
(B)           J&L is not a party to any written or oral agreements or undertakings with owners or users of properties adjacent to any facility located on any parcel of the Owned Property relating to the use, operation or maintenance of such facility or any adjacent real property;
(C)           there are no material defects in any improvements on or to the Owned Property; and
(D)          all assessments and taxes currently due and payable on such Owned Property have been paid.

(4)           Leased Real Property.  Schedule 3.01(f)(2) sets forth a true, correct and complete list, of all real property (“Leased Real Property”) used or occupied by J&L or reflected in the Financial Statement, and true, correct and complete copies of all leases for such Leased Real Property, with any amendments, modifications, supplements, renewals, letter agreements and assignments relating thereto (the “Real Property Leases”), have been provided to the Buyer.  Except as set forth on Schedule 3.01(f)(2), J&L has valid and enforceable leasehold interests in each parcel of the Leased Real Property, in each case free and clear of any and all mortgages, hypothecations, assessments, pledges, restrictions, liens, encumbrances, security interests or charges, and as of the Closing Date, each such parcel of Leased Real Property will be free and clear of all Encumbrances.  With respect to the Leased Real Property, except as set forth on Schedule 3.01(f)(2):

(A)          No Defaults.  Neither J&L, as tenant under the Real Property Leases, nor, to Seller’s, Kennametal’s and/or J&L’s  Knowledge, the lessors under the Real Property Leases (the “Lessors”), are in default under any of the Real Property Leases, nor does there exist any condition which, with the passage of time or the giving of notice, would constitute a breach or default under or permit termination, modification or acceleration under, any of the Real Property Leases.  The Lessors have made no claim of breach or default by J&L, as tenant under any of the Real Property Leases.  Seller shall promptly deliver, or cause to be delivered, to the Buyer copies of any notices hereafter received by Kennametal, J&L or Seller from any Lessor relating to any of the Real Property Leases.
(B)           Rent/Rent Concessions.  The rent set forth in each of the Real Property Leases is the actual rent being paid by J&L thereunder, and there are no separate agreements or undertakings with respect to the rent due under the Real Property Leases.  There are no unexpired rent concessions under the Real Property Leases
(C)           Security Deposits.  Except as set forth in Schedule 3.01(f)(2), there are no security deposits under the Real Property Leases.  There are no, and at the Closing there will not be, any claims or Encumbrances on any such security deposits.
(D)          Interference with Use of the Leased Real Property.  To Seller’s, Kennametal’s and/or J&L’s Knowledge, there are no matters under any of the Real Property Leases or affecting the Leased Real Property which could reasonably be expected to curtail or interfere with the use of any of the Leased Real Property for the purpose of operating the business of J&L.
(E)           Mechanics’ Liens.  Except as may arise in the ordinary course of J&L’s business to routinely maintain the Leased Real Property, no labor, material or services have been furnished by or at the direction of J&L on or about the Leased Real Property or any part thereof, as a result of which any mechanic’s, laborer’s or materialmen’s liens or claims thereof might arise.
(F)           Options, Etc.  There are no purchase contracts, subleases, licenses, concessions, rights of first refusal, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded with J&L, whereby any person or entity other than J&L has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Leased Real Property, except for the rights of other tenants in the “common areas” of such Leased Real Property.  J&L does not have any interest in, or any right or obligation to acquire any interest in, any other real property.

(G)           Possession.  J&L enjoys peaceful and undisturbed possession under all Real Property Leases.
(H)          Consent Required.  Except as set forth in Schedule 3.01(f)(2), none of the Real Property Leases requires the consent or waiver of the Lessor thereunder to preclude any breach thereof as a result of the transactions contemplated hereby.
(I)            Subordination Agreements.  Except as set forth on Schedule 3.01(f)(2), there are no subordination agreements relating to any of the Leased Real Property.

(5)           There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened against the Real Property.

(6)           The Facilities have valid and current occupancy permits or similar permits and the transactions contemplated by this Agreement will not require the issuance of any new or amended occupancy permits.

(g)           Sufficiency of Assets.

(1)           Except as set forth on Schedule 3.01(g)(1), all items of tangible personal property of J&L which are material in the operations of J&L are in good operating condition and repair, reasonable wear and tear excepted, and are adequate in all material respects for the uses to which they are being put, and none of the equipment is in need of maintenance or repair except for ordinary, routine maintenance and repair that is not material to the business, financial condition, or results of operations of J&L.

(2)           Permits.  All material Permits necessary to conduct J&L’s business (collectively, the “J&L Permits”) are, and at Closing will be, valid and in full force and effect and are either held in the name of J&L or are assignable or transferable to J&L (and Kennametal and Seller hereby covenant to cause any such assignment or transfer to J&L as a condition to Buyer’s obligations hereunder); (ii) none of Seller, Kennametal nor J&L is or will at Closing be in default under, or in violation of, any of the J&L Permits, and no event has occurred or condition exists which constitutes or that with notice or lapse of time or both, could constitute, a default under, or violation of, any J&L Permit; and (iii) none of the J&L Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; and (iv) all applications required to have been filed for the renewal of any J&L Permit have been duly filed on a timely basis with the appropriate Governmental Entities.

(h)           Tax Matters.

(1)           Except as set forth on Schedule 3.01(h)(1) attached hereto:

(A)          J&L has (i) timely and properly filed or caused to be filed all Tax Returns which it is or has been required to file on or prior to the date hereof, by any jurisdiction to which it is or has been subject, all such Tax Returns being true and correct and complete in all material respects; (ii) timely paid or caused to be paid in full all Taxes which are or have become due and payable to all taxing authorities with respect to such returns and periods; (iii) made or caused to be made all withholdings of Taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose; and (iv) otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing of Tax Returns and the payment of Taxes.
(B)           No action or proceeding for the assessment or collection of any Taxes is pending, nor, to the Knowledge of Kennametal, J&L and/or Seller, proposed or threatened against J&L, and to the Knowledge of Kennametal, J&L and/or Seller, no deficiency, assessment or other claim in writing for any Taxes has been asserted or made against J&L that has not been fully paid or finally settled.  To the Knowledge of Kennametal, J&L and/or Seller, there are no unassessed Tax deficiencies proposed or threatened against J&L, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against J&L or any actions, suits, proceedings, investigations or claims now pending against J&L with respect to any Tax, or any matter under discussion with any federal, state, local or foreign authority relating to any Taxes.
(C)           J&L is not a party to, is not bound by, and does not have any obligation under any Tax sharing, Tax indemnity, or similar agreement.
(D)          Seller is not a foreign person; therefore, Sections 897 and 6039C of the Code are not applicable to the transactions provided for hereunder.
(E)           Schedule 3.01(h)(1)(E) lists all of the jurisdictions in which J&L files Tax Returns and the type of return so filed, including without limitation any consolidated or combined Tax Return that includes J&L.  J&L has not received any notice claiming that it is subject to any taxation by reason of its business activities or presence in any jurisdiction in which it does not file a Tax Return.
(F)           Seller has made available to Buyer complete and correct copies of (i) all of J&L’s federal and state income tax returns (or the portions of any consolidated or combined income tax returns relating to J&L) for the past three taxable years; and (ii) all Tax examination reports and statements of deficiencies assessed with respect to J&L for the last three taxable years.
(G)           There is no change of accounting method that currently requires, or will require, an adjustment to the taxable income of J&L under Section 481 of the Code for any period following the Closing Date.  J&L will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) pursuant to a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) as a result of an “intercompany transaction” consummated prior to the Closing or an “excess loss account” existing at the Closing as such terms are defined in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) pursuant to an installment sale or open transaction disposition made prior to the Closing, or (D) as a result of any prepaid amount received prior to the Closing.

(i)            Employee Benefits.

(1)           J&L provides benefits to its employees through participation in certain plans sponsored by Kennametal (which plans also cover employees of Kennametal and other Affiliates of Kennametal).  Schedule 3.01(i)(1) sets forth a true, complete and accurate list of the Plans.  J&L has no obligation or commitment to establish, maintain, operate or administer any Plan not set forth on Schedule 3.01(i)(1) or, other than as required by applicable law, to amend any Plan so as to increase benefits thereunder or otherwise.

(2)           A true and complete copy of each Plan, and all amendments thereto, whether currently effective or to become effective at a later date, and all contracts and agreements relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been provided or been made available to Buyer.  In the case of any Plan which is not in written form, an accurate and complete written description of such Plan has been provided to Buyer.  With respect to each Plan, Buyer has been provided with a true and complete copy of each of (A) the three most recent annual reports (Form 5500 series) and (B) the most recent summary plan description (including summaries of material modification), IRS determination letter and/or ruling, and, in the case of any funded Plan, a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect thereto.

(3)           Except as set forth in Schedule 3.01(i)(3), J&L is not, and during the three (3) year period preceding the date hereof has not been, a sponsor of, party to, or obligated to contribute to, any Employee Benefit Plan.  J&L is not a party to any collective bargaining agreements currently in effect or in effect during the six-year period preceding the date hereof.

(4)           Except as otherwise set forth on Schedule 3.01(i)(4)(a), no Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  Neither J&L nor any member of the Group has any liability (contingent or otherwise) or potential liability under Title IV of ERISA or Section 412 of the Code that could become a liability of Buyer after the Closing.  Except as set forth on Schedule 3.01(i)(4)(b), J&L (A) does not participate in and is not bound by a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and (B) has no unfunded liabilities, or any other joint and several, potential, contingent, actual, or other multiemployer plan liabilities, or similar liabilities, on account of or in connection with any of the Plans (including a single-employer plan within the meaning of Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control) or a multiemployer plan in which any member of the Group is a participating employer.  All contributions or premium payments due from J&L to any Plan have been paid in a timely manner, and any additional contributions or premium payments due on or before the Closing Date shall have been paid by that date.

(5)           With respect to each of the Employee Benefit Plans:

(A)          all material disclosures to employees relating to each such

Employee Benefit Plan and required to have been made on or before the Closing Date have been or will be duly made by that date;
(B)           there is no litigation, arbitration, disputed claim (other than routine claims for benefits), investigation, governmental proceeding, inquiry or investigation pending or threatened with respect to each such Employee Benefit Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan;
(C)           each such Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code, other applicable law, and all regulations promulgated thereunder;
(D)          each such Employee Benefit Plan that is intended to be “qualified” within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred since the issuance of such determination to adversely effect such qualified status; and
(E)           there have been no nonexempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any such Employee Benefit Plan.

(6)           The requirements of COBRA have been satisfied in all material respects with respect to each Plan.

(7)           Neither the execution and/or delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby shall (either alone or upon the occurrence of additional events or acts) other than as set forth on Schedule 3.01(b) and in Section 7.01(j)) (A) require J&L to make any payment to, or obtain any consent or waiver from, any officer, director, employee, consultant or agent of any member of the Group including J&L or (B) accelerate vesting or payment of any benefits or any payments, increase the amount or value of any benefit or payment or result in the payment of or obligation to pay any “excess parachute payment” (within the meaning of Section 280G of the Code).  There are no contracts, commitments or other arrangements, other than the Retention Agreements listed on Schedule 3.01(m), that as a result of the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby obligate J&L to make any payment to or accelerate the vesting or payment of any benefits of any officer, director, or employee of J&L.

(8)           Except as otherwise set forth on Schedule 3.01(i)(8), no Plan provides deferred compensation that is subject to Section 409A of the Code.

(j)            Compliance.

(1)           J&L is, and at Closing will be, in compliance with all applicable Laws, statutes, regulations, judgments, decrees or orders of federal, state, local and foreign governments and governmental agencies or authorities applicable to it and its business, assets, properties and operations (including but not limited to the product procurement and country of origin rules and other regulations promulgated by such government agencies, including the USA Patriot Act, Federal Acquisition Regulations, U.S. Export Administration regulations on commerce and foreign trade (15 CFR Parts 730-774), and Tariff Act of 1930, as amended), except where the failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(2)           J&L is not in conflict with, or in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which J&L is a party or by which J&L or its properties are bound or affected, except for such conflicts, defaults or violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(3)           Customs.  All transactions between J&L on the one hand, and Seller or Affiliate of Seller or third party, on the other hand, including such transactions effected pursuant to, or in connection with, any Intercompany Contract, have been conducted and performed in a manner so as to not unlawfully avoid or reduce any Liabilities (including any Taxes, fees, fines or monetary penalties) imposed by any applicable Governmental Entity having import or export regulatory authority (including but not limited to U.S. Customs and Border Protection (“Customs”), U.S. Department of Commerce and its various Offices, U.S. Department of Treasury and its various Offices, among others).   There are no claims pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened against or affecting J&L or its Assets by Customs or other import or export regulatory authorities.

(k)           Legal Proceedings.  Schedule 3.01(k) sets forth all actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened against J&L, whether or not they would have a Material Adverse Effect.  Except as set forth on Schedule 3.01(k), there are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened against J&L or Seller or against Kennametal regarding J&L, which individually or in the aggregate if adversely determined, (i) could reasonably be expected to have a Material Adverse Effect, or (ii) delay or prevent the consummation of the transactions contemplated hereby.  Neither Kennametal nor J&L is subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected to have a Material Adverse Effect on J&L or to prevent or materially delay the consummation of the transactions contemplated hereby.

(l)            Absence of Certain Changes and Events.  Since December 31, 2005 J&L has conducted its business in the ordinary course thereof and except as set forth in Schedule 3.01(l), since December 31, 2005, there has not been any:

(1)           and at Closing there will not be any change in J&L’s authorized or issued capital stock; grant of any stock options or right to purchase shares of capital stock of J&L; issuance of any security convertible into such capital stock; grant of any registration rights with respect thereto; purchase, redemption, retirement, or other acquisition by J&L of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(2)           and at Closing there will not be any amendment to the Articles of Incorporation or Bylaws of J&L;

(3)           and at Closing there will not be any adoption of, or increase in the payments to or benefits under the Employee Benefit Plans for or with any employees of J&L;

(4)           damage to or destruction or loss of any asset or property of J&L, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, results of operation or financial condition of J&L;

(5)           and at Closing there will not be any entry into, change to or termination of any material supply, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

(6)           receipt of notice of termination of any material supply, license, distributorship, dealer, sales representative, joint venture, credit or similar agreement;

(7)           and at Closing there will not be any sale (other than sales of inventory and obsolete equipment in the ordinary course of business), lease, or other disposition of any material asset of J&L or mortgage, pledge, or imposition of any Encumbrances on any material asset of J&L or the incurrence, payment or discharge of any Liability other than in the ordinary course of business;

(8)           and at Closing there will not be any change in the accounting methods used by J&L other than as contemplated by this Agreement or the transactions contemplated thereby;

(9)           change in, nor any event or changes the occurrence of which threatens to change, the business, operations or financial condition, assets or liabilities of J&L, except for changes which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(10)         and at Closing there will not be any agreement, whether oral or written, by J&L to do any of the foregoing.

(m)          Material Contracts; No Defaults.  Schedule 3.01(m) contains a list of each of the Material Contracts, copies of which have been delivered to Buyer.  Except as set forth in Schedule 3.01(m), each Material Contract is a valid and binding obligation of J&L and, to the Knowledge of Kennametal, J&L and/or Seller, the other party thereto, and is valid and enforceable in accordance with its terms and in full force and effect.  J&L is not, and, to the Knowledge of Kennametal, J&L and/or Seller, no other party thereto is, in violation or breach of any Material Contract in any material respect. J&L has not given to or received from any other Person, at any time since December 31, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.  Schedule 3.01(m) includes a description of all material violations, breaches and defaults, occurring in the five year period prior to the date of this Agreement, under any Material Contract in existence on the date hereof to which J&L is a party.

(n)           Insurance.

(1)           Schedule 3.01(n) describes all policies of insurance to which J&L is a party or under which J&L, is or has been covered at any time within the five (5) years preceding the date of this Agreement, and Buyer has been provided copies of such agreements for the past five (5) years preceding the date of this Agreement.  Except as set forth on Schedule 3.01(n), all policies of insurance to which J&L is a party or that provide coverage to J&L are valid, outstanding, and enforceable in all material respects and taken together, provide insurance coverage customary in scope for the assets and the operations of J&L and all premiums due thereon have been paid.

(2)           Commercial Liability Policy CG 00 01 07 98, issued by Sentry Insurance Company with effective dates July 1, 2005 to July 1, 2006 (“Sentry Liability Policy”) provides (a) full coverage within its terms for J&L as an Additional Named Insured for any “occurrence” that “occurs” (as those terms are used in the Sentry Liability Policy) between July 1, 2005 and Closing, (b) that J&L is an additional named insured under the Sentry Liability Policy, and (c) that J&L has standing to obtain and enforce the benefits of that coverage without requiring any authority, action or intervention by Kennametal.

(3)           All Commercial General Liability Policies obtained by Kennametal from July 1, 1998 to July 1, 2005 (a) name J&L as an Additional Named Insured, (b) provide coverage materially the same as the coverage provided by the Sentry Liability Policy, and (c) provide independent standing for J&L to obtain and enforce the benefits of coverage for any “occurrence” which “occurs” (as those terms are used in the Sentry Liability Policy) within those policies’ effective periods, even if prior to Closing, without requiring any authority, action or intervention by Kennametal.

(o)           Environmental Matters.

(1)           No Hazardous Materials; No Releases.  Except as set forth in Schedule 3.01(o), to Kennametal, J&L and/or Seller’s Knowledge, and other than that which would not have a Material Adverse Effect, (i) no Hazardous Materials are present on, in or under the Property, other than in compliance with Environmental and Safety Requirements, and (ii) no release, spill or discharge of any Hazardous Material has occurred on, in or under the Property which would require reporting or remediation under any Environmental and Safety Requirement.

(2)           Continued Compliance.   Except as set forth in Schedule 3.01(o), to Kennametal, J&L and/or Seller’s knowledge, and other than that which would not have a Material Adverse Effect, (i) J&L is in material compliance with all applicable Environmental and Safety Requirements, (ii) J&L possesses all required permits, licenses, certifications and approvals relating to the Assets and the Property.

(3)           No Actions or Notices.  Except as set forth on Schedule 3.01(o), to Kennametal, J&L and/or Seller’s knowledge, and other than that which would not have a Material Adverse Effect, J&L has not been subject to, or received any notice of, any private, administrative or judicial action, proceeding, inquiry, investigation or order, relating to the compliance with or obligations under Environmental and Safety Requirements.

(4)           Other Conditions.  Except as set forth on Schedule 3.01(o), to Kennametal, J&L and/or Seller’s knowledge, and other than that which would not have a Material Adverse Effect, no facts, events or conditions exist which could reasonably be expected to interfere with or prevent continued material compliance with Environmental and Safety Requirements, or give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation related to violations of or obligations under Environmental and Safety Requirements.

(p)           Employees.  Schedule 3.01(p) contains a complete and accurate list as of December 31, 2005 of the following information for each employee of J&L with an annual salary in excess of $100,000.00 per year; name; job title; salary, bonus potential (% and $) for the fiscal year ending June 30, 2006 and hire date for purposes of determining vesting and eligibility to participate under the Employee Benefit Plans; in the case of consultants with compensation in excess of $25,000 per year, services provided, and whether any Contracts exist relating to such consultants.

(q)           Intellectual Property.  a)  Schedule 3.01(q) sets forth a list of all Intellectual Property owned, filed, licensed to or used by J&L and included in the transactions contemplated by this Agreement, including under the Administrative Services Agreement, setting forth which Intellectual Property is owned by J&L and which Intellectual Property is licensed by J&L, including the date of expiration of each license.  Schedule 3.01(q) also sets forth a list of all Intellectual Property owned, filed, licensed to or used by J&L but which is not included in the transactions contemplated by this Agreement and not covered by the Administrative Services Agreement.  Except as set forth in Schedule 3.01(q), (i) the consummation of the transactions contemplated by this Agreement will not impair any right by J&L to use the Intellectual Property, (ii) all Intellectual Property owned by J&L is owned and at the Closing Time J&L will own or have the right to use free and clear of all material Encumbrances, (iii) J&L owns or has the right to use all of the Intellectual Property material to the conduct of its business as conducted on the date hereof, and as to be conducted at the time of Closing, (iv) no claims have been asserted, nor at the time of the Closing will any have been asserted, of which J&L has been given written notice by any Person with respect to the ownership or use by J&L of the Intellectual Property, and (v) no written claims have been asserted, nor at the time of the Closing will any have been asserted, against J&L for the infringement or misappropriation of any Intellectual Property owned by any third party nor, to the Knowledge of Kennametal, Seller and/or J&L, is Seller or J&L aware of any such potential claims.

To the Knowledge of Kennametal, J&L and/or Seller, no third party is misappropriating, infringing, diluting or violating in any material respect any Intellectual Property owned or used by J&L, and, to the Knowledge of Kennametal, J&L and/or Seller, no claims have been brought, asserted or threatened by or against any third party with regard to the foregoing.  All Intellectual Property set forth in Schedule 3.01(q) is subsisting; and J&L has properly and fully recorded all Contracts relating to such Intellectual Property which are required to be recorded or registered with any Governmental Entity.  No Intellectual Property owned or used by J&L infringes the Intellectual Property rights of any third party or is the subject of any written notices of breach, default, termination or infringement.  Neither J&L nor Kennametal has received any claim of infringement, or settled any such claim or entered into a license agreement in respect of or settlement of any such claim, brought by or on behalf of NCR Corporation in connection with technology or intellectual property claimed to be owned by NCR Corporation.

(2)           All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of the Intellectual Property on behalf of J&L have executed nondisclosure agreements with J&L and either (i) have been a party to a “work-for-hire” and/or other arrangement or agreements with J&L in accordance with applicable Law that has accorded J&L full, effective, exclusive and original ownership of all rights whatsoever in all tangible and intangible property and Intellectual Property rights thereby arising or relating thereto, or (ii) have executed appropriate instruments of assignment in favor of J&L as assignee that have conveyed to J&L effective and exclusive ownership of all tangible and intangible property and Intellectual Property rights thereby arising and related thereto.  The entering into and performance of such agreements by each such employee, agent, consultant and contractor, and their contributions under such agreements, do not constitute a breach of any other agreement between any such person and any prior employer or customer or any other third party.

(3)           J&L is not, nor as a result of the execution or delivery of this Agreement, or performance of Seller’s obligations hereunder, will J&L be, in violation of any license, sublicense, agreement or instrument relating to the Intellectual Property to which J&L is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Seller’s obligations hereunder, cause the termination or forfeiture of any Intellectual Property or any rights therein or thereto.

(4)           J&L has used its commercially reasonable efforts to regularly scan the software programs and systems used in its business and the other items of Intellectual Property with virus detection software commonly used for e-commerce business of similar size.  To Seller’s, Kennametal’s and/or J&L’s Knowledge such software programs and systems and other Intellectual Property contain no “viruses.”  For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.  None of the foregoing contains any worm, bomb, trojan horse, backdoor, clock, timer, or other disabling device code, or any other design or routine which causes any system, software, data or information to be erased or become inoperable or otherwise incapable of being used, either automatically or upon command by any party.

(5)           J&L has implemented all reasonable steps consistent with practices commonly used in the information systems industries in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification.

(r)            Customers.  Schedule 3.01(r) contains a list, as of the date hereof, of the twelve (12) largest customers of J&L (the “Material Customers”) based on the gross revenues of J&L for the fiscal year ended on June 30, 2005 for each such Material Customer during such period. Except as set forth in Schedule 3.01(r), there has not, to the Knowledge of Kennametal, J&L and/or Seller, been any material change in J&L’s business relationship with any of the Material Customers and J&L has not within the past twelve (12) months received notice from any

Material Customer that said customer intends to terminate or materially change its business relationship with J&L.

(s)           Affiliate Transactions.  Schedule 3.01(s) contains a summary of all transactions and Contracts other than the provision of services and the sale of goods in the ordinary course of business (collectively, the “Affiliate Transactions”) since December 31, 2005 and all proposed transactions between J&L, on the one hand, and Kennametal or any of its Affiliates (other than J&L) on the other hand other than employment agreements or arrangements related to the Employee Benefit Plans or transactions contemplated by this Agreement.

(t)            Products.  There is no pending, or to the Knowledge of Kennametal, J&L and/or Seller, threatened (a) recall or investigation of, or with respect to, any product distributed by J&L or (b) claim against J&L deriving from the provisions of applicable Law governing (x) manufacturers’ and distributors’ Liabilities for the safety of such products or (y) manufacturers’ Liabilities alleging the defectiveness of such products other than ordinary course claims of customers of J&L’s business or consumers of the products of  J&L’s business which are individually or in the aggregate immaterial.

(u)           Sarbanes-Oxley.  Kennametal’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  Management’s report on internal control over financial reporting as of June 30, 2005 is included in Kennametal’s 2005 Annual Report on Form 10-K filed September 9, 2005.  That report states that based upon management’s assessment, Kennametal maintained, in all material respects, effective internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) as of June 30, 2005, based on criteria in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Management’s assessment of the effectiveness of Kennametal’s internal control over financial reporting as of June 30, 2005 was audited by PricewaterhouseCoopers LLP as stated in their report included in Kennametal’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.  J&L’s internal control over financial reporting was included (to the extent applicable to Kennametal taken as a whole) in the scope of management’s assessment as of June 30, 2005.  Kennametal did not identify any material weaknesses in Kennametal’s internal control over financial reporting as of June 30, 2005.  Management has not completed an assessment of its internal control over financial reporting as of any period subsequent to the assessment included in Kennametal’s 2005 Annual Report on Form 10-K.  Kennametal’s chief executive officer and chief financial officer executed the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 as of June 30, 2005.  These certifications are included in Kennametal’s 2005 Annual Report on Form 10-K.  As of June 30, 2005, there were no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting related to J&L based on management’s assessment as of June 30, 2005 which was completed based on the consolidated results of operations and financial position of Kennametal.  In addition, as of June 30,

2005, there was no fraud that involved management or other employees who have a significant role in Kennametal’s internal control over financial reporting related to J&L.

(v)           Absence of Certain Payments.  Neither J&L or, to the Knowledge of Kennametal or Seller, any of its Representatives or its Affiliates acting on its behalf has, in connection with, or otherwise relating to, the operation of J&L’s business or the business of any of its Affiliates;

(1)           made any bribe, payoff, influence payment, kickback, unlawful material gift or other unlawful payment to (i) obtain favorable treatment in securing business or (ii) to any Person in violation of any applicable Laws;

(2)           used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other Persons;

(3)           to the Knowledge of Kennametal, J&L and/or Seller, accepted or received any unlawful contributions, payments, gifts or expenditures; or

(4)           taken or omitted to take any action which action or omission would violate the FCPA (assuming for purposes of this Section 3.01(v) only that J&L was subject to the FCPA).

(w)          Customer Contracts. Under its Contracts (including, but not limited to, Material Contracts) with customers to purchase products which J&L distributes (“Customer Contracts”), J&L has not made any representations and warranties other than those of the manufacturer of the product and has rights of indemnification under its supply agreements with such manufacturers in respect of breaches of such representations and warranties.  Except as set forth on Schedule 3.01(w), there have been no claims made against J&L under the Customer Contracts for indemnification or breach of warranty, nor any claims of product liability, bodily injury or death.  Except as set forth on Schedule 3.01(w), none of the Customer Contracts include “most favored customer,” or similar terms providing any specific customer with the best pricing or other sales terms provided to other customers.  J&L has not waived subrogation of insurance in respect of any Customer Contract.  Except as set forth on Schedule 3.01(w), none of the Customer Contracts include any performance-related tests that require J&L to issue customers rebates or otherwise make them whole.

(x)            Operations of Seller.  Since 2000, Seller’s only business has been the ownership of the Shares, the ownership of the capital stock of STC Liquidation Corp. and the ownership of the capital stock of J&L Werkzeuge und Industriebedarf GmbH, and Seller conducts no other business and has no other assets or liabilities.

(y)           Employees.  With respect to U.S. Employees, except as set forth on Schedule 3.01(y):

(1)           none of the U.S. Employees is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such U.S. Employees, and J & L is not a party to, and does not have any obligation under, any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any U.S. Employee;

(2)           there are no pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any of the U.S. Employees;

(3)           to the Knowledge of Kennametal, J&L and/or Seller, there are no present activities or efforts of any labor union or organization (or representatives thereof) to organize any of the U.S. Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of Kennametal, J&L and/or Seller, threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since June 30, 2003;

(4)           J & L has not been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act or any other Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened, against J & L;

(5)           there are no material controversies, claims, demands or grievances pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened between J & L and any U.S. Employee or any actual or claimed representative thereof;

(6)           J & L is in material compliance with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety, and payment and withholding of taxes in connection with employment, and J & L is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(7)           there are no claims, or legal or administrative proceedings pending or threatened against J & L before any federal, state or municipal court or any other Governmental Entity involving or relating to any past or present U.S. Employees, or applicants for employment, of J & L, or relating to any acts, omissions or practices of J & L relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues.  J & L is not a party to or bound by any Order respecting the employment or compensation of any U.S. Employees or prospective U.S. Employees, other than garnishments of employee wages obtained by third parties.  There are no pending investigations or abatement orders and no citations issued within the past 3 years by the Occupational Safety and Health Administration or any other Governmental Entity relating to J & L;

(8)           J & L has paid in full to all of the U.S. Employees, or accrued, to the extent required by GAAP, on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such U.S. Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law;

(9)           J & L is not closing, nor has closed since June 30, 2003, any plant, effectuated any lay-off of U.S. Employees or implemented any early retirement, separation or window program, nor has J & L planned or announced any such action or program for the future and which, in any such event, required compliance with the federal Worker Adjustment And Retraining Notification Act; and

(10)         to the Knowledge of Kennametal, J&L and/or Seller, no executive U.S. Employees are planning or are expected or anticipated to retire or otherwise discontinue their employment with J & L within the next 12 months.

(z)            With respect to International Employees, except as set forth on Schedule 3.01(z):

(1)           none of the International Employees is represented by an employee association, labor union or other organization; no employee association, labor union or other organization has been certified or recognized as a representative of any such International Employees, and J & L is not a party to, nor does it have any obligation under, any collective bargaining agreement or other contract or side agreement with any employee association, labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any International Employees;

(2)           to the Knowledge of Kennametal, J&L and/or Seller, there are no pending or threatened representation campaigns, elections or proceedings or questions concerning an employee association or union representation involving any of the International Employees;

(3)           to the Knowledge of Kennametal, J&L and/or Seller, there are no present activities or efforts of any employee association, labor union or organization (or representatives thereof) to organize any of the International Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of Kennametal, J&L and/or Seller, threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since June 30, 2003;

(4)           J & L has not been held in any administrative or judicial proceeding to have committed any unfair labor practice under any Law relating to employment or employees in any jurisdiction in which any International Employee works on behalf of J & L, or pursuant to any other applicable Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened against J & L;

(5)           J & L is in material compliance with all applicable Laws respecting employment, wages, hours, compensation, discrimination, human rights, employment equity, pay equity, health and safety, and payment and withholding of taxes in connection with employment, and J & L is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(6)           there are no material actions, suits or proceedings pending or, to the Knowledge of Kennametal, J&L and/or Seller, threatened against J & L, before any Governmental Entity involving or relating to any International Employees, or applicants for employment, of J &

L, or relating to any acts, omissions or practices of J & L relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues with respect to any International Employees;

(7)           J & L is not a party to or bound by any Order of any kind respecting the employment or compensation of any International Employees or prospective International Employees, other than garnishments of wages obtained by third parties;

(8)           there are no pending actions, suits or proceedings and no Order has been issued within the past 5 years pursuant to any Law pertaining to occupational health and safety or employment relating to J & L;

(9)           J & L has paid in full to all of its International Employees, or accrued, to the extent required by GAAP, on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to International Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable law;

(10)         J & L is not closing, nor, since June 30, 2003, has it closed any work site, effectuated any layoffs of International Employees or implemented any early retirement or separation program, nor has J & L planned or announced any such action or program for the future;

(11)         to the Knowledge of Kennametal, J&L and/or Seller, no executive International Employees are planning or are expected or anticipated to retire or otherwise discontinue their employment with J & L in the next 12 months; and

(12)         Since June 30, 2003, J&L has not been a party to any relevant transfer as defined in the Transfer of Undertakings (protection of Employment) Regulations 1981 (as they apply within the United Kingdom) or failed to comply with any duty to inform and consult any appropriate representatives under those regulations.

(aa)         Web Site.  Except as disclosed on Schedule 3.01(aa), J&L is, and has always been, in compliance in all material respects with its then-current privacy policy, including those posted on J&L’s web site(s).  J&L has conducted its business and maintained data obtained from visitors to its web site at all times in accordance with prudent industry practices designed to protect security breaches and all applicable Laws, including, but not limited to, those relating to the use of information collected from or about consumers.

(bb)         Brokers.  None of Kennametal, Seller or J&L has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finder’s fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which J&L could have any Liability, except that Kennametal has employed Goldman Sachs & Co. as its investment bank in connection with the transactions contemplated by this Agreement and Kennametal shall be solely responsible for all fees payable in connection therewith.

(cc)         ATS  Distribution Agreement Amendment.   Kennametal and ATS Industrial Supply, Inc. have entered into an amendment to that certain Distribution Agreement dated April 2, 2001 between Kennametal and ATS Industrial Supply, Inc.  which will become effective upon the Closing  and changes the exclusive territory therein provided into a non-exclusive territory and with respect to the non-exclusive territory removes the restriction regarding Kennametal’s appointing other distributors in the non-exclusive territory  (the “ATS Distribution Agreement Amendment”).

3.02.        Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)           Organization and Standing.  Each of MSC and Buyer is a corporation, validly existing and in good standing under the laws of the State of New York.  Buyer has the  requisite corporate power and authority to carry on its business as presently conducted.

(b)           Authority.  Each of Buyer and MSC has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by each of Buyer and MSC and constitutes, and other documents to be executed and delivered pursuant hereto when executed and delivered by Buyer and MSC will constitute, the legal, valid and binding obligations of Buyer and MSC, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  No further corporate proceedings on the part of Buyer and MSC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)           Litigation.  There are no actions, proceedings, suits or investigations pending or threatened against Buyer or MSC which, if resolved unfavorably to it, would prohibit or render impossible or impracticable the consummation of the transactions contemplated by this Agreement.

(d)           No Conflict.

(1)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms and provisions hereof will:

(A)          contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation or Bylaws of the Buyer or MSC;
(B)           contravene, conflict with, or result in a violation of any of the terms or requirements of, any law, statute, judgment, decree or order applicable to Buyer or MSC;
(C)           contravene, conflict with, or result in a violation or breach of any provision of, or given any Person the right to declare a default or exercise any remedy under, or create any event which with notice or lapse of time or both could become a default under or result in the loss of a material benefit under, or to accelerate the maturity or performance of, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or to cancel, terminate, or modify, any material contract to which the Buyer or MSC is a party or by it or any of its properties are bound or affected; or
(D)          result in the imposition or creation of any Encumbrance upon or with respect to any of the properties or assets owned or leased by the Buyer;

except, in the case of (B), (C) or (D) hereof, for contraventions, conflicts, violations or Encumbrances which would not have a material adverse effect on the business, properties, financial condition or results of operations of Buyer.

(2)           Other than pursuant to the HSR Act and any equivalent filing under applicable Law in the United Kingdom or European Union, the filing of a Current Report on Form 8-K and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of the New York Stock Exchange, Buyer is not and will not be required to make any filing with, give any notice to or obtain any authorization, consent, permit, approval, order or license from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

(e)           Availability of Funds.  As of the Closing Date, Buyer will have cash and/or financing capacity sufficient to enable it to consummate the transactions contemplated by this Agreement.

(f)            Securities Act.  The Shares purchased by Buyer pursuant to this Agreement are being purchased for investment only and not with a view to any public distributions thereof, and Buyer shall not offer to sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

(g)           Brokers.  Neither Buyer nor MSC has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finder’s fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement, except that MSC has employed Merrill Lynch & Co. as its investment bank in connection with the transactions contemplated by this Agreement and MSC shall be solely responsible for all fees payable in connection therewith.

ARTICLE IV

Consents and Governmental Filings

4.01.        Mutual Cooperation.  Kennametal, Seller and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including but not limited to securing any consents or approvals or the expiration of any time periods required for the consummation of the transactions provided for hereunder and promptly preparing and filing with the appropriate governmental agencies and offices any documents or other information required in connection therewith, including any required filings under the HSR Act and any amendments to any thereof.

Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonable timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement.

ARTICLE V

Affirmative Covenants and Undertakings of Seller

From and after the date of this Agreement to the Closing Date, each of Kennametal and Seller covenants and agrees to cause J&L to comply with the provisions of this Article V, except as may be waived by Buyer.

5.01.        Preservation of Business.  J&L shall conduct its business in the ordinary course consistent with past business practices, and use its reasonable efforts to preserve its current business organization, maintain the services of the present employees of J&L and its present business relationships with suppliers, customers, brokers, sales representatives and such other Persons or firms having business relationships on the date hereof with J&L and shall refrain from introducing any unusual operations or entering into any new line of business.

5.02.        Books and Records.  J&L shall maintain its books, records and accounts in its customary and usual manner, and shall refrain from introducing methods of accounting inconsistent with those used in prior periods.

5.03.        Certain Pre-Closing Events.  Prior to Closing J&L shall have terminated its participation in the accounts receivable financing under the following agreements, which constitute all the agreements to which J&L and/or Kennametal are parties affecting J&L’s accounts receivables: (i) Amended and Restated Receivables Purchase Agreement dated as of July 3, 2003 among Kennametal Receivables Corporation, as seller, Kennametal Inc., as servicer, Falcon Asset Securitization Corporation and Gotham Funding Corporation, as conduits (collectively, the “Conduits”), the financial institutions from time to time party thereto (together with the Conduits, the “Purchasers”), The Bank of Toyko-Mitsubishi, Ltd., New York Branch and JPMorgan Chase Bank, N. A. (successor by merger to Bank One, NA (Main Office Chicago)) (“JPMC”) as managing agents, and JPMC, as agent for the Purchasers, as the same may have been further amended, supplemented or replaced after the date hereof and (ii) and related thereto, that certain Receivables Sale Agreement dated as of June 16, 1999, between J&L America, Inc., as assignor, and Kennametal Inc., as buyer, as amended by Amendment No. 1 to Receivables Sale Agreement dated as of July 1, 2002, and as further amended by Omnibus Amendment, Waiver and Consent dated as of April 29, 2003 and as the foregoing may have been further amended, supplemented or replaced after the date hereof.  Prior to the execution of this Agreement, J&L sold J&L Werkzeuge und Industriebedarf GmbH to Seller for $1.00.  Prior to the execution of this Agreement, J&L declared and paid a dividend of all of the capital stock of STC Liquidation Corp. to Seller.

5.04.        J&L  Financial Statements.  At least twenty (20) calendar days prior to Closing, Seller shall provide copies of (i) draft consolidated balance sheets of J&L and its consolidated Subsidiaries as at June 30, 2004 and 2005, as at December 31, 2005 and as at March 31, 2006 and (ii) draft consolidated statements of operations, cash flows and shareholders equity of J&L and its consolidated Subsidiaries for the fiscal years ended June 30, 2003, 2004 and 2005, for the six months ended December 31, 2004 and 2005 and for the nine months ended March 31, 2005 and 2006.  At least five calendar days prior to Closing, Seller shall provide, at Buyer’s sole expense, (i) the audited consolidated balance sheets of J&L and its consolidated Subsidiaries as at June 30, 2004 and 2005, (ii) audited consolidated statements of operations, cash flows and shareholders equity of J&L and its consolidated Subsidiaries for the fiscal years ended June 30, 2003, 2004 and 2005 (collectively (i) and (ii), the “Historical Financials”), accompanied by an opinion of PricewaterhouseCoopers LLP (“PWC”) in form and substance acceptable to the SEC for public company filings under the Exchange Act, (iii) consolidated balance sheet of J&L and its consolidated Subsidiaries as at December 31, 2005 to have been reviewed by PWC, (iv) consolidated statements of operations and cash flows and shareholders equity of J&L and its consolidated Subsidiaries for the six-month period ended December 31, 2004 and 2005 to have been reviewed by PWC, (v) unaudited consolidated balance sheet of J&L and its consolidated Subsidiaries as at March 31, 2006 to have been reviewed by PWC and (vi) unaudited consolidated statements of operations and cash flows of J&L and its consolidated Subsidiaries for the nine-month period ended March 31, 2005 and 2006 to have been reviewed by PWC (collectively, (iii) through (vi), the “Interim Financials”). Such audited and reviewed consolidated financial statements included in the Historical Financials and Interim Financials, respectively, will be prepared from the books and records of J&L and its consolidated Subsidiaries, and will present fairly the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of J&L and its consolidated Subsidiaries for the periods and dates covered thereby, in conformity with US GAAP (consistently applied) and, with respect to the Historical Financials and Interim Financials, the Exchange Act.  Seller shall use its commercially reasonable efforts to secure PricewaterhouseCoopers LLP’s consent to the inclusion of PricewaterhouseCoopers LLP’s report to such consolidated financial statements in such filings as are required to be made by the Buyer or MSC Affiliates pursuant to the applicable rules of the Exchange Act relating to Form 8-K, and to secure PricewaterhouseCoopers LLP’s cooperation with MSC’s independent registered public accountants to prepare such financial information as MSC is required to include in its filings under the Exchange Act.

5.05.        Termination of Affiliate Contracts.  Seller and Kennametal shall, and shall cause their respective Affiliates (other than J&L), on the one hand, and J&L, on the other hand, to terminate all Affiliate Transactions prior to the Closing, except for the Affiliate Transactions (i) set forth on Schedule 5.05, (ii) other than any obligations arising in the ordinary course of business as a result of the purchase and sale of goods and services on an arms-length basis or consistent with past practice, whichever is more favorable to J&L and/or (iii) as contemplated by any Exhibit hereto.  The termination of such Affiliate Transactions shall result in J&L, or at or following the

Closing, Buyer or MSC, not being subject to any Liabilities with respect to such Affiliate Transactions.

5.06.        Bank Accounts.  Prior to the Closing Date, Seller and Kennametal shall, and shall cause their respective Affiliates to, change effective as of the Closing, the individuals authorized to draw on, or having access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by J&L to the individuals designated in writing by the Buyer not less than three business days prior to the Closing Date.

5.07.        Resignations.  Seller shall cause the directors and such executive officers of J&L as the Buyer shall request in writing not less than fifteen Business Days prior to the Closing Date to resign in such person’s capacity as a director or an officer, effective as of the Closing.  In connection with any such resignation, Seller shall cause such director or executive officer to duly execute and deliver to the Buyer such executive officer’s or director’s resignation, in a form reasonably acceptable to the Buyer, and a release, in a form reasonably acceptable to the Buyer, with respect to any claims such director or executive officer may have against J&L.

5.08.        Real Estate.  Seller shall cooperate with Buyer in obtaining title commitments, title policies and surveys with respect to the Owned Property.  Seller shall, or shall cause J&L or any Subsidiary to, execute any reasonable documents (but not indemnities or guaranties) necessary to procure such title commitments and title policies, including, without limitation ALTA statements, GAP affidavits, survey affidavits and any other document reasonably necessary for the title insurer under such commitments and policies to issue such title commitments and title policies collectively, the “Owned Real Property Deliveries” satisfactory to Buyer showing good and marketable fee simple title not subject to liens, claims and encumbrances not previously disclosed in the financial statements of J&L or its consolidated Subsidiaries collectively, the “Unpermitted Real Property Exceptions” and to ensure that title in the Owned Property is vested in J&L or its Subsidiaries.  All fees, costs and other amounts in obtaining the Owned Real Property Deliveries shall be incurred and borne by the Buyer.  Upon obtaining consent of the landlord under Kennametal’s Industrial Building Lease for the premises used by J&L in Elk Grove Village, Illinois which is described in Schedule 3.01(f), Kennametal will transfer this lease to J&L.

5.09.        ATS Amendments.  Seller shall use its commercially reasonable efforts to cause that certain Catalog Representation Agreement dated April 2, 2001 between J&L and ATS Industrial Supply, Inc. (“ATS”) to be amended as set forth in Schedule 5.09 (the “ATS Catalog Distribution Agreement Amendment”).  Prior to the Closing, (i) Kennametal shall not enter into any further amendment of that certain Distribution Agreement dated April 2, 2001 between Kennametal and ATS other than the ATS Distribution Agreement Amendment and (ii) Seller shall cause J&L not to enter into any amendment of that certain Catalog Representation Agreement dated April 2, 2001 between J&L and ATS other than the ATS Catalog Distribution Agreement Amendment.

ARTICLE VI

Negative Covenants of Seller

6.01.        Conduct of Business.  Kennametal and Seller covenant and agree that from and after the date hereof, J&L will not, without the prior written consent of Buyer:

(1)           enter into any business combination transaction (such as a merger, consolidation, sale of stock or sale of assets) with any Person;

(2)           amend or authorize any amendment to or modification of its Articles of Incorporation or Bylaws;

(3)           make any change in its authorized or issued capital stock, or issue, sell or encumber any corporate securities of any nature or options for any of the foregoing, or enter into any contract of any nature respecting shares of its capital stock or otherwise make any changes in its capital structure, except as contemplated by this Agreement;

(4)           declare, set aside or make any distribution or payment in respect of shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock;

(5)           terminate, modify or amend any Material Contract, (i) except in the ordinary course of business and not involving an increase in liability or reduction in revenue, (ii) except for those Material Contracts set forth on Schedule 3.01(e)(6), and (iii) except for the ATS Catalog Distribution Agreement Amendment;

(6)           incur or repay any indebtedness, or any material liabilities or obligations of any nature except current liabilities in the ordinary course of business consistent with past practice and the repayment of intercompany borrowings;

(7)           sell, lease or transfer any assets or property other than in the ordinary course of business, or dispose of any fixed assets having a fair market value in excess of $75,000 individually or $500,000 in the aggregate;

(8)           mortgage, pledge or subject to any Encumbrance any assets, tangible or intangible, other than purchase money liens or in the ordinary course of business;

(9)           propose or effect a split, subdivision or reclassification of its outstanding capital stock or a recapitalization;

(10)         take any action which would have a Material Adverse Affect on the corporate existence, rights and franchises of J&L;

(11)         except for changes required by GAAP, make any change in any method of accounting or accounting principle, practice or policy which may have a Material Adverse Affect on J&L;

(12)         enter into any contract or agreement other than in the ordinary course of business that authorizes expenditures for any capital or acquisition (including without limitation any acquisition of any corporation, partnership or other business enterprise or division thereof) in excess of $75,000 individually or $500,000 in the aggregate;

(13)         except to the extent required under existing Employee Benefit Plans, as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any employee, officer, director or consultant of J&L (other than increases in compensation in the ordinary course of business), (ii) grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any material employment, consulting or severance agreement or arrangement with, any officer, employee, director or consultant of J&L, or (iii) establish, adopt, enter into or materially amend or terminate any J&L Plan, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any officer, employee, director or consultant of J&L, or (iv) establish, adopt, enter into or amend any contract, agreement, commitment or arrangement to do any of the foregoing;

(14)         make any material tax election or settle or compromise any material federal, state, local or foreign tax liability relating to J&L;

(15)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(16)         enter into any license, sublicense or assignment with respect to, or amend or modify the terms of any existing license or sublicense with respect to, the “Licensed Trademarks” as defined in the Trademark License Agreement attached as Exhibit B hereto; or

(17)         agree, whether in writing or otherwise, to do any of the foregoing.

6 .02.       No Negotiation.  From and after the date hereof until the termination of this Agreement, and provided that Buyer shall not have breached any of its obligations hereunder, Seller will not, and each of Kennametal and Seller will cause J&L and its officers, employees and agents not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning, provide any confidential information or data to, have any discussions with or enter into any agreements with or cooperate with, or take any action to knowingly facilitate or enter into any merger, acquisition, option, joint venture, partnership or similar agreements with, any Person relating directly or indirectly to any acquisition, business combination, reorganization or purchase of all or any portion of the capital stock or assets of J&L, Seller or KME, other than the sale of assets in the ordinary course of business; (ii) terminate, waive, amend, modify or fail to enforce any portion of any standstill or confidentiality agreement to which Kennametal, Seller, KME and/or J&L is a party or (iii) publicly propose to withdraw or modify the approval or adoption of this Agreement (it being understood that Kennametal may make disclosures in compliance with applicable securities laws).  Following the execution of this Agreement, Kennametal and Seller will, and Kennametal and Seller will cause J&L to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving J&L.

6.03.        Insurance.  Prior to the Closing Date, Seller shall be responsible to maintain or cause to be maintained the policies of insurance listed on Schedule 3.01(n).  Effective as of and after the Closing Date:  (i) Seller shall no longer be obligated to maintain any such insurance coverage relating to J&L; and (ii) Buyer and J&L shall become solely responsible to maintain any or all such insurance coverage and shall bear the related risk of any occurrence covered (or which could be covered) by such insurance.

ARTICLE VII

Conditions Precedent

7.01.        Conditions to the Obligations of the Buyer.

The obligations of Buyer hereunder shall be subject to the following conditions, any or all of which may be waived in writing by Buyer:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of Seller set forth in Article 3 hereof shall be true and correct on the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date.

(b)           Agreements, Conditions and Covenants.  Seller shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Seller on or prior to the Closing Date.

(c)           No Material Adverse Change.  Since December 31, 2005, there shall have been no changes in, nor any event or changes the occurrence of which threatens to change, the business, operations, or financial condition, assets or liabilities of J&L, except for changes which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)           Seller’s Certificate.  Seller shall have executed and delivered to Buyer on the Closing Date, a Certificate, dated that date, in form and substance reasonably satisfactory to Buyer, to the effect that each of the provisions of Sections 7.01(a), (b) and (c) of this Article VII is true and correct on and as of such date.

(e)           No Injunction; Consents.  No action, proceeding or investigation shall be pending by any governmental authority or have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all required consents and approvals of any governmental authority for the consummation of the transactions contemplated hereby shall have been secured.

(f)            Governmental Authority.  The Parties shall have filed notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under the HSR Act and rules promulgated thereunder, including any extension thereof, shall have expired or been terminated.

(g)           Deliveries by Seller.  Seller shall have delivered to Buyer the following:

(1)           certificates representing the Shares, accompanied by stock powers duly endorsed in blank, with all necessary stock transfer stamps affixed;

(2)           a good standing certificate of J&L, of recent date, from the Secretary of the State of Michigan; and

(3)           copies of the resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other instruments and documents contemplated hereby and to be delivered hereunder by Seller duly certified by the Secretary or Assistant Secretary of Seller.

(h)           Deliveries by Kennametal.  At the Closing, Kennametal shall have executed and delivered to Buyer:  (i) an Administrative Services Agreement substantially in the form of Exhibit A hereto, by and between Kennametal and J&L relating to, among others, data support services (the “Administrative Services Agreement”); (ii) a Trademark License Agreement substantially in the form of Exhibit B hereto, by and between Kennametal and J&L, relating to the use of the Hertel trademark and logo; (iii) a Distributor Agreement substantially in the form of Exhibit C hereto, between Kennametal and J&L relating to the distribution of Kennametal branded products in the territory as defined therein (the “Distributor Agreement”); (iv) a Private Label Agreement substantially in the form of Exhibit D hereto, between Kennametal and J&L relating to the manufacture and private branding of certain products by Kennametal for J&L (the “Private Label Agreement”); (v) a Patent Application License Agreement substantially in the form of Exhibit E hereto, between Kennametal and J&L, relating to the use of U.S. Patent Application Serial No. 10/441,881 (the “Patent Application License Agreement”); (vi) a Patent License Agreement substantially in the form of Exhibit F hereto, between Kennametal and J&L, relating to the use of U.S. Letters Patent No. 5,819,981 (the “Patent License Agreement”); and (vii) a Confidentiality/Non-Competition/Non-Solicitation Agreement substantially in the form of Exhibit G hereto between Kennametal and J&L (the “Non-Competition Agreement”).

(i)            Consents and Proceedings.  Seller shall have furnished to Buyer copies of all of the material consents, authorizations, orders or approvals required in order for Seller to execute and deliver this Agreement and consummate the transactions contemplated hereby and to perform its obligations hereunder and evidence that all actions, proceedings, instruments and documents necessary to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto, have been obtained (including without limitation those consents set forth in Schedules 3.01(b) and 3.01(f)).

(j)            Resignations and Releases.  Seller shall cause to be delivered at the Closing the resignations and releases, to become effective on the Closing Date, of those J&L directors and officers designated by Buyer in a written notice given Seller at least fifteen (15) days prior to the Closing Date pursuant to Section 5.07.

(k)           Intercompany Debt.  Seller and Kennametal shall have caused, and shall have delivered to Buyer an acknowledgment that (i) all intercompany debt, including guarantees by J&L of any debt owed by Kennametal and/or its Affiliates or other obligations set forth on Schedule 3.01(e)(6), owed by J&L to Kennametal and/or its Affiliates (including without limitation all such debt listed on Schedule 7.01(k)) have been fully and forever discharged and released (other than any obligations arising in the ordinary course of business as a result of the purchase and sale of goods and services on an arms-length basis or consistent with past practice, whichever is more favorable to J&L)); and (ii) (subject to the last sentence of this paragraph (k)) all intercompany debt owed by Kennametal and/or its Affiliates to J&L has been paid and satisfied in full.  In this regard, amounts owed by J&L may be set off against and reduce amounts owed to J&L.

(l)            Insurance.  Kennametal will produce written confirmation from either its insurer or insurance broker that the Sentry Liability Policy provides full coverage within its terms for J&L as an Additional Named Insured for any “occurrence” that “occurs” (as those terms used in the Sentry Liability Policy) between July 1, 2005 and Closing, that J&L is an additional named insured under the Sentry Liability Policy, and that J&L has standing to obtain and enforce the benefits of that coverage without requiring any authority, action or intervention by Kennametal.

(m)          Financial Statements.  Seller shall cause to be delivered to Buyer prior to the Closing, the financial statements required by Section 5.04 at the times specified therein.

(n)           Employment Agreements.  The employees listed on Schedule 7.01(n) shall have commenced employment as provided therein.

(o)           Pro Forma Operating Income.  The Pro Forma Operating Income of J&L as defined and determined in accordance with Schedule 2.02 for the fiscal year ended June 30, 2005 shall be equal to or greater than $20,701,600.

(p)           ATS Amendments.   The ATS Distribution Agreement Amendment and the ATS Catalog Representation Agreement Amendment shall have become effective.

7.02.        Conditions to the Obligations of Seller.

The obligations of Seller shall be subject to the following conditions, any or all of which may be waived in writing by Seller:

(a)           Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer set forth in Article III hereof shall be true and correct on the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date.

(b)           Agreements, Conditions and Covenants.  Buyer shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Buyer on or prior to the Closing Date.

(c)           Buyer’s Certificate.  An executive officer of Buyer shall have executed and delivered to Seller on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Seller, to the effect that the provisions of Sections 7.02(a) and (b) hereof are true and correct on and as of such date.

(d)           No Injunction; Consents.  No action, proceeding or investigation pending by any governmental authority shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all material consents and approvals of any governmental authority required for the consummation of the transactions shall have been secured.

(e)           Governmental Authority.  The parties shall have filed the notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act and the rules promulgated thereunder, and the waiting period required to expire under the HSR Act and rules promulgated thereunder, including any extension thereof, shall have expired or been terminated.

(f)            Deliveries by Buyer.  Buyer shall have delivered to Kennametal and/or Seller the following:

(1)           the Purchase Price, in the manner set forth in Article II;

(2)           good standing certificates and certified charter documents of Buyer, each of recent date, from the Secretary of the State of New York; and

(3)           copies of the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary or Assistant Secretary of Buyer; and

(4)           the Administrative Services Agreement, the Trademark License Agreement, the Distributor Agreement, the Private Label Agreement, the Patent Application License Agreement, the Patent License Agreement and the Non-Competition Agreement, all duly executed by J&L and acknowledged and agreed to by Buyer.

(g)           Pro Forma Operating Income.  The Pro Forma Operating Income of J&L as defined and determined in accordance with Schedule 2.02 for the fiscal year ended June 30, 2005 shall be less than $31,052,400.

ARTICLE VIII

Covenants

8.01.        Access to and use of Information.  From the date hereof to the Closing Date, Buyer and its officers, directors, employees, auditors, counsel and advisors shall have the right at reasonable times during normal business hours (in a manner that does not unreasonably interfere with J&L’s business operations), with reasonable advance notice of at least 48 hours, to visit and inspect the Facilities and to examine and make excerpts from its books, contracts, accounts and records, and to request and receive from Kennametal, Seller and J&L information concerning J&L’s business, assets, operations and financial condition.  All information received from Kennametal, Seller and J&L shall be held in confidence by Buyer in accordance with the terms of the Confidentiality Agreement.  No investigation pursuant to this Section 8.01 shall affect any of the representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

8.02.        Further Mutual Covenants.

Buyer and Seller shall refrain from taking any action which would render any representations or warranties contained in Article III of this Agreement inaccurate as of the Closing Date and shall promptly notify the other party upon (i) the happening of any event or taking of or failure to take any action which renders any such representation or warranty inaccurate or (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.  The delivery of any notice pursuant to this Section 8.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, prior to Closing Date.

(b)           Seller shall use commercially reasonable efforts to deliver to Buyer prior to Closing, physical possession of substantially all books, records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to J&L which are in the possession of or under the control of Seller.

8.03.        No Use of Certain Names.  Buyer shall cause J&L (a) within 45 days after the Closing Date, to revise print advertising and product labeling to delete all references to the Names; and (b) within 30 days after the Closing Date, to change signage and stationery and otherwise discontinue use of the Names; provided, however, that for a period of 90 days after the Closing Date J&L may continue to distribute product literature that uses any Names and distribute products with labeling that uses any Names to the extent that such product literature and labeling exists on the Closing Date and Buyer has marked, or has caused J&L to mark, such product literature and such labeling to obliterate the Names, or has otherwise provided notice, or has caused J&L to otherwise provide notice, that J&L has been sold to Buyer and is independent of Seller.  In no event shall Buyer, J&L or their respective subsidiaries or affiliates use any Names after the Closing in any manner or for any purpose different from the use of such Names by J&L during the 90-day period preceding the Closing Date.  Within 10 days after the Closing, Buyer shall cause J&L to file applications to amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate the right of J&L to use the Names.

8.04.        Cooperation and Further Assurances.  Each party to this Agreement agrees to cooperate reasonably with the other parties hereto and their counsel and accountants and other representatives, will use their reasonable efforts to cause satisfaction of the conditions to consummation of the transactions contemplated hereby as promptly as possible, and will refrain from a course of action inconsistent with this Agreement.  Each party shall, upon request of any of the other parties hereto, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may be necessary or appropriate to carry out the provisions and intent of this Agreement.

8.05.        Employee Matters.

(a)           Employment of all persons employed by J&L as of the Closing Date (“J&L Employees”), including employees who are not actively at work on account of any illness or injury (“Disability”) of less than six months duration as of the Closing Date (“Short Term Disability”), but excluding all persons who were formerly employed by J&L or predecessors thereof, including, without limitation, those who are, as of the Closing Date, (A) retired or (B) not actively at work due to any Disability of six (6) months or longer duration as of the Closing Date (“Long Term Disability”), shall not be deemed terminated or interrupted by reason of the transactions contemplated in this Agreement.  Such employees shall be eligible to participate in the employee benefit plans and programs (other than those providing for equity based compensation except as expressly determined by MSC in its sole discretion) of MSC in accordance with, and subject to, the terms of each such employee benefit plan or program.  Nothing in this Agreement shall require MSC to, or require MSC to cause J&L to, establish, maintain, operate or administer any employee benefit plan or program not in effect as of the date of this Agreement.

(b)           All J&L Employees for whom Buyer shall offer employee benefit plans and programs pursuant to Section 8.05 will cease participation in, and shall cease to be covered by, all employee benefits plans and programs of Kennametal and its Affiliates as of the Closing Date, provided that, with respect to any benefits accrued or payable as of the Closing Date under any employee benefit plans or programs of J&L or Kennametal, such employees shall continue to be entitled to such benefits after the Closing Date payable by Kennametal or any Employee Benefit Plans.

(c)           With respect to J&L Employees, Buyer shall recognize service with J&L or Kennametal, and its Affiliates and predecessors thereof, for purposes of determining (i) eligibility for vacation benefits, short term disability or weekly accident and sickness benefits, severance benefits, service recognition and other similar programs and (ii) eligibility and vesting under all other employee benefit plans and programs of Buyer applicable to such employees, to the extent such service was recognized by J&L or Kennametal for such purposes; provided, that Buyer shall not be obligated to give credit for such service to the extent it would result in duplication of any benefits to which such an employee is entitled to or had previously received under any comparable employee benefit plans or programs maintained by J&L or Kennametal.

(d)           Nothing in this Agreement shall require the Buyer or J&L to retain any J&L Employees for any period of time after the Closing Date and, subject to requirements of applicable law, Buyer reserves the right, at any time after the Closing Date, to terminate such employment and, except as expressly stated in this Agreement, to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of J&L Employees.

8.06.        Insurance.  Kennametal agrees to cooperate with Buyer and J&L, as may be reasonably necessary, in order to make available to J&L any existing occurrence-based insurance coverage held by Kennametal on which J&L is a named insured relating to occurrences prior to Closing (the “Kennametal Policies”).  In the event of an occurrence which J&L believes may be covered by one or more Kennametal Policies, J&L shall, after consultation with Kennametal, submit a claim for such occurrence to the appropriate insurer under the applicable Kennametal Policy.  Kennametal agrees to provide such reasonable assistance as J&L may require in order to pursue such claim with the insurer, including, if necessary, acting as the direct contact for all purposes with such insurer and pursuing such claim on behalf of J&L; provided, however, that Kennametal shall not be required to incur any out-of-pocket costs or expenses.

8.07.        Tax Returns.

(a)           Seller shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns for J&L for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”).  Any such Tax Returns filed between the date hereof and the Closing Date for any Pre-Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.

(b)           Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for J&L for all taxable periods beginning before and ending after the Closing Date (“Straddle Periods”) which are filed after the Closing Date.  All such Tax Returns with respect to Pre-Closing Tax Periods with respect to which Seller has agreed to indemnify Buyer pursuant to Section 10.02 shall be prepared and filed in a manner that is consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.

(c)           Seller shall pay or cause to be paid when due and payable all unreserved Taxes of J&L for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period; and (ii) Buyer shall pay or cause to be paid when due and payable, such Taxes for any Tax periods commencing on or after the Closing Date and any post-Closing portion of a Straddle Period.

(d)           Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to J&L (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and conduct of any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities at the sole cost of the requesting party.  If reasonably requested by Buyer, Seller shall make a representative available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder.  Buyer and Seller shall retain all books and records with respect to Taxes pertaining to J&L in their respective possession until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods prior to such expirations, and (ii) six years following the due date (without extension) for such Tax Returns.  At the end of such period, each party shall provide the others with at least ten days’ prior written notice before destroying any such books and records, during which period the parties receiving such notice can elect to take possession, at their own expense, of such books and records.  Buyer and Seller (and Kennametal) shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving J&L.  Any information provided or obtained under this Section 8.07 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.

(e)           Seller will pay all applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp and other similar Taxes, fees and duties imposed under applicable Law upon Seller incurred in connection with the transfer of the Shares.

(f)            For all Tax purposes, Buyer, Seller, Kennametal and J&L agree that they will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and all parties agree to file their Tax Returns accordingly.

8.08.        Section 338(h)(10) Election.

(a)           Buyer and the federal Tax consolidation group of which J&L is a member (the “Seller Consolidated Group”) shall jointly make an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state and/or local Law with respect to the  Shares in accordance with the provisions of this Section 8.08.  J&L shall be included in the federal consolidated and the applicable state consolidated or combined Tax Returns filed by Seller Consolidated Group for the taxable period ending on the Closing Date.

(b)           Buyer and Seller Consolidated Group shall report the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) election and this Agreement.  Buyer, with the assistance and cooperation of Seller Consolidated Group, shall be responsible for the preparation of two copies of all forms and documents required in connection with the Section 338(h)(10) election (including Internal Revenue Service Form 8023).  Buyer, with the assistance and cooperation of Seller Consolidated Group, shall prepare the documents and forms as may be required by applicable Tax Laws and shall deliver two copies of such forms and documents to Seller not later than 15 days before the required filing date.  Seller shall execute both copies and timely file one copy of such forms and documents with Seller Consolidated Group federal income Tax Return and shall promptly return the other copy to Buyer for timely filing with the Internal Revenue Service Director or other appropriate official or office.  To the extent possible, such forms shall be prepared for execution by the Closing Date.

(c)           As soon as reasonably practicable, Buyer and Seller shall mutually agree and jointly allocate the consideration payable at the Closing (the “Purchase Price Allocation”) in the manner required by Code Sections 338 and 1060.  Following such allocation, any subsequent adjustments shall be reflected in the Purchase Price Allocation as revised hereunder in a manner consistent with Code Sections 338 and 1060 and as agreed to by Seller and Buyer at the time of the applicable adjustment (such agreement not to be unreasonably withheld).  Buyer and Seller

Consolidated Group shall prepare all financial statements and shall file and/or shall cause to file all Tax Returns and statements in connection therewith (including Internal Revenue Service Form 8594) in a manner consistent with the Purchase Price Allocation and the Section 338(h)(10) election, and shall take no positions contrary thereto unless there is a determination (when the meaning of Section 1313 of the Code) contrary thereto.

(d)           To the extent permitted by state or local Tax Laws, the principles and procedures of this Section 8.08 shall also apply with respect to a Section 338(h)(10) election under state and local Law.  Buyer and Seller Consolidated Group shall join in making any election similar to the Section 338(h)(10) election which is optional under any state or local Law so as to treat the transactions contemplated as a sale of assets for state and local Tax purposes.

ARTICLE IX

Termination

9.01.        Termination of the Agreement.  This Agreement may be terminated and the transactions contemplated hereby abandoned prior to Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)           by Buyer, if any condition in Section 7.01 becomes impossible of performance or has not been satisfied in full or previously waived by Buyer in writing at or prior to the Termination Date; provided, that Buyer is not in material breach of its obligations hereunder;

(c)           by Seller, if any condition in Section 7.02 becomes impossible of performance or has not been satisfied in full or previously waived by Seller in writing at or prior to the Termination Date; provided, that Seller is not in material breach of its obligations hereunder; or

(d)           by either party (other than a party that is in material breach of its obligations under this Agreement), if the Closing shall not have occurred on or before the Termination Date.

9.02.        Consequences of Termination.  The Confidentiality Agreement, Article X, and Sections 11.01, 11.02, 11.03, 11.04, 11.05, 11.07, 11.08, 11.09, 11.10 and 11.12 of this Agreement shall survive and continue in full force and effect notwithstanding any termination pursuant to this Article IX.  Subject to the preceding sentence, if this Agreement is terminated pursuant to Section 9.01(a), all obligations of the Parties hereunder shall terminate without any further liability or obligation of either Party to the other.  Except as limited by the preceding sentence and by Section 10.04, the exercise by any Party of the right to terminate this Agreement shall not terminate or limit any remedy that any Party may have at law or in equity by reason of another Party’s breach of any obligation hereunder prior to such termination.

9.03.        Waiver.  Compliance with the terms and conditions of this Agreement may be waived at any time by the party entitled to the benefits thereof, but only by a written instrument executed by the Party waiving compliance.  Any waiver by either Party hereto shall be without prejudice to such party’s future assertion of such rights, and any delay in exercising any right shall not operate as a waiver thereof.

ARTICLE X

Indemnification

10.01.      Survival of Representations and Warranties.  All representations and warranties (other than the representations and warranties contained in Sections 3.01(c), 3.01(h), 3.01(i), 3.01(j)(3) and 3.01(o) (capitalization, tax, employee benefits, customs and environmental matters), contained herein or in any document delivered pursuant hereto, shall survive the consummation of the transactions provided for in this Agreement for a period of 18 months from the Closing Date.  The representations and warranties contained in Section 3.01(c), to the extent they relate to title to the Shares, shall survive the consummation of the transactions provided for in this Agreement and shall survive for the applicable statute of limitations period.  The representations and warranties contained in Section 3.01(h), 3.01(i) and 3.01(j)(3) hereof shall survive the consummation of the transactions provided for in this Agreement for the applicable statute of limitations period, including any valid extensions thereof.  The representations and warranties contained in Section 3.01(o) hereof shall survive the consummation of the transactions provided for in this Agreement for five (5) years.

10.02.      Indemnification.

Seller shall defend, indemnify and hold Buyer, and following the Closing, Buyer, J&L and MSC, harmless from and against any and all claims, taxes, assessments, liabilities, damages, losses, deficiencies and expenses (including reasonable attorneys’ fees and expenses and costs of suit (including, but not limited to, travel expenses and discovery costs for such matters as transcripts, photocopying, subpoenas and telecopies)) (individually a “Loss” and collectively “Losses”) arising out of any and all breaches of representations and warranties made by or on behalf of Kennametal, J&L or Seller in this Agreement or in any document delivered hereunder and out of any and all breaches of covenants, agreements and certifications made by or on behalf of Seller or Kennametal in this Agreement or in any document delivered hereunder.  Notwithstanding the provisions of this Section 10.02(a), but subject to the provisions of 10.02(b), Seller shall not be required to indemnify Buyer, MSC or J&L with respect to Losses arising under this Section 10.02(a) (other than as a result of breaches of covenants set forth in Section 6.03) for any individual item where the Loss is less than $25,000, which items shall not be subject to aggregation (except that items that present substantially the same legal and factual issues as other items pending shall be subject to aggregation), and until the aggregate amount of all Losses under this Section 10.02(a) that individually or in the aggregate as aforesaid exceed $25,000 shall exceed $1,500,000 (the “Seller’s Floor”); provided, however, if such Losses arising under Section 10.02(a) in the aggregate exceed the amount of the Seller’s Floor, Seller shall indemnify Buyer, MSC and J&L only for the amount of such Losses in excess of the Seller’s Floor; and provided further that Seller shall not be obligated to indemnify Buyer, MSC or J&L with respect to Losses arising under Section 10.02(a) once the total amount of Losses for which Seller has provided indemnification under such Section equals 15% of the Purchase Price (the “Seller’s Cap”).  In no event will Seller and its Affiliates be liable in the aggregate to Buyer, MSC and J&L in excess of the Seller’s Cap arising from inaccuracies or breaches of the representations or warranties made by or on behalf of

Seller or its Affiliates in this Agreement or in any document delivered hereunder and for any and all breaches of covenants, agreements and certifications made by or on behalf of Seller or its Affiliates in this Agreement or in any document delivered hereunder; provided, however, that Losses arising directly or indirectly out of any and all breaches of representations and warranties pursuant to Sections 3.01(c), 3.01(h), 3.01(i), 3.01(j)(3) and 3.01(o) shall not be subject to or limited by Seller’s Floor and Seller’s Cap.

(b)           Notwithstanding the provisions of Section 10.02(a), Seller shall defend, indemnify and hold Buyer, and following Closing, Buyer, MSC and J&L, harmless from any Loss, without regard to the Seller Floor and Seller’s Cap, arising out of or in connection with (i) any breach of Section 3.01(i) and/or any Employee Benefit Plan arising from or related to circumstances existing or employment with J&L prior to Closing and including under any Retention Agreement; (ii) those claims for which indemnification is stated to be provided in Schedule 3.01(k); (iii) any breach of Section 3.01(o) and/or the use, storage, transportation, disposal, treatment, release, threatened release, discharge, emission, generation or presence of any Hazardous Materials at, from, on, under or in the Property prior to the Closing or any material violation of any Environmental and Safety Requirement with respect to matters occurring prior to the Closing, (iv) any breach of Section 3.01(j)(3) and/or claims asserted by Governmental Entities such as U.S. Customs and Border Protection, the U.S. Department of Commerce or the U.S. Department of Treasury after Closing relating to the import or export activities of J&L prior to the Closing; (v) any breach of Section 3.01(h) and/or any and all Taxes imposed upon or assessed against J&L as a result of being a member of any affiliated, consolidated, combined or unitary group or on account of transferee or secondary liability for Taxes, in either case for taxable periods or portions thereof ending on or before the Closing Date, (vi) any and all Taxes of J&L for taxable periods or potions thereof ending on or before the Closing Date, to the extent that such Taxes exceed Taxes which are included as current liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Financial Statement, (vii) any and all Taxes imposed upon or assessed against Buyer or J&L or their respective assets as a result of the transfer of the Shares and/or the making of the election referred to in Section 8.08(a), (viii) the actions taken by Kennametal, Seller and J&L contemplated by Section 5.03 hereof including without limitation any Taxes in respect thereof, (ix) the matters described in Section 7.01(k) and (x) the Affiliate Transactions to be terminated pursuant to Section 5.05.  For clarification, the survival periods of the representations and warranties as set forth in Section 10.01 shall not apply to claims made pursuant to this Section 10.02(b).

(c)           Buyer shall defend, indemnify and hold Seller and Kennametal harmless from and against any and all Losses arising out of any and all inaccurate representations and out of any and all breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of Buyer in this Agreement or in any document delivered by Buyer hereunder.

(d)           The following agreements shall not be subject to the indemnification  provisions set forth in and shall be excluded from Section 10.02(a) and Section 10.02(c): the Administrative Services Agreement, Trademark License Agreement, Distributor Agreement, Private Label Agreement, Patent Application License Agreement, Patent License Agreement and Non-Competition Agreement, each of which are being delivered pursuant to Section 7.01(h).

(e)           Any claim for indemnification hereunder must specify in reasonable detail the factual basis of the claim.  No claim for indemnification pursuant to Sections 10.02(a) may be brought from and after the 18 month anniversary of the Closing Date; provided, that claims arising out of any and all breaches of the representations and warranties set forth in Schedule 3.01(k) and Sections 3.01(c), 3.01(h), 3.01(i), 3.01(j)(3) and 3.01(o), may be brought at any time prior to the termination of such representations and warranties, as provided in Section 10.01 hereof.  Buyer and Seller agree that the rights, obligations and remedies provided for in Section 10.02 are and shall be the sole and exclusive remedy for any and all claims of Buyer or Seller for indemnification pursuant to this Agreement, whether such claims are based upon common law, by statute or otherwise; provided that, this Section 10.02 shall not be the exclusive remedy for a claim (i) for willful misconduct on the part of a party or (ii) for material breach of Articles IV, V, VI and VIII hereunder if and only if and to the extent that the party in material breach took an action or failed to take an action within its control that resulted in the material breach and the material breach was not cured within five (5) business days after written notice specifying the material breach was delivered by the non-breaching party to the party in material breach.

(f)            Neither Party and its Affiliates hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by the Party under the terms of this Agreement.

(g)           In no event shall Seller be obligated to indemnify Buyer or any other Person with respect to any matter to the extent that Buyer received a benefit from the reflection of such matter in the result of the calculation of the adjustment to the Purchase Price, if any, pursuant to Sections 2.02 and 2.04(c).

(h)           Buyer, in determining to purchase the Shares, has not relied upon and shall have no claim or right to indemnification pursuant to this Article X and none of Seller and its Affiliates shall have or be subject to any liability to Buyer or any other Person with respect to any information documents or materials furnished by Seller or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors to Buyer, including the Confidential Information Memorandum relating to J&L and any information, documents or material made available to Buyer in the “data room,” the management presentations or in any other form in expectation of the transactions contemplated hereby.

10.03.      Third Party Claims.

(a)           Definition.  As used herein, “Third Party Claim” means a Loss or potential Loss for which indemnification is claimed by the Buyer or Seller (the “Claimant”) under the provisions of this Article X and which is consequent to a claim against the Buyer, MSC or J&L on the one hand, or Seller and Kennametal on the other hand (the “Indemnifying Party”), by a Person by commencement against the Claimant of a legal action or proceeding or receipt by the Claimant of an assertion of a claim for which indemnification is provided pursuant to this Article X.

(b)           Notice of Claim.  In the event that the Claimant seeks indemnification hereunder, the Claimant will promptly give notice of a Third Party Claim to the Indemnifying Party in writing, stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third Party Claim or similar document.  No claim for indemnification on account of a Third Party Claim shall be made and no indemnification therefor shall be available under this Article X until the Claimant shall have given initial written notice of its claim to the Indemnifying Party.

(c)           Retention of Counsel by Indemnifying Party.  Except as hereinafter provided (including, but not limited to, Section 10.03(d)(ii) hereof), the Indemnifying Party may engage counsel to defend a Third Party Claim, by providing notice to the Claimant not later than fifteen (15) business days following delivery by the Claimant to the Indemnifying Party of a notice of a Third Party Claim.  The Indemnifying Party will cause such counsel to consult with the Claimant as appropriate, as to the defense of such claim, and the Claimant may, at its own expense, participate in such defense, assistance or enforcement but if such election is made the Indemnifying Party shall control such defense, assistance or enforcement.  The Indemnifying Party will cause such counsel so engaged to keep the Claimant, as appropriate, informed at all times of the status of such defense, assistance or enforcement.

(d)           Employment of Counsel by the Claimant.

(i)            Notwithstanding the provisions of Section 10.03(c), the Claimant shall have the right to engage counsel and to control the defense of a Third Party Claim if the Indemnifying Party shall not have notified Buyer of their appointment of counsel and control of the defense of a Third Party Claim pursuant to Section 10.03(c) within the time period therein provided or if the Indemnifying Party fails to diligently contest the Third Party Claim.  The Claimant shall, in such case, cause counsel to consult with the Indemnifying Party as to the conduct of such defense.
(ii)           Notwithstanding the engagement of counsel by the Indemnifying Party, the Claimant shall have the right, at its own expense, to engage counsel to participate jointly with the Indemnifying Party in the defense of a Third Party Claim if (x) the Third Party Claim involves remedies other than monetary damages and such remedies, in the Claimant’s reasonable judgment, could have an adverse effect on the conduct of the Claimant’s business, or (y) the Third Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date or (z) the Third Party Claim involves a claim by the Buyer for monetary damages and the amount claimed is either subject to the Seller’s Floor or in excess of the Seller’s Cap.
(iii)          If the Claimant chooses to exercise its right to appoint counsel under this Section 10.03(d), the Claimant shall deliver notice thereof to the Indemnifying Party setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ.  The Claimant may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change.  The Claimant shall thereupon have the right to appoint such counsel.

(e)           Settlement of Third Party Claims.

(i)            The Indemnifying Party may settle any Third Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the

Indemnifying Party pursuant to this Article X.
(ii)           The Indemnifying Party will not enter into a settlement of a Third Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Indemnifying Party pursuant to this Article X or if such settlement does not include an unconditional release of the Claimant from all liability on any claims that are the subject matter of the claim without the written consent of the Claimant, which consent shall not be unreasonably withheld.
(iii)          The Claimant will not enter into a settlement of a Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless the Claimant agrees not to seek indemnification for such claim.
(iv)          As to any Third Party Claim of the type described in subsection (ii)(y) or subsection (ii)(z) of Section 10.03(d), the Claimant and the Indemnifying Party shall consult as to any proposed settlement.  If the Claimant notifies the Indemnifying Party that it wishes to accept a proposed settlement and the Indemnifying Party is unwilling to do so, if the amount for which the Third Party Claim is ultimately resolved is greater than the amount for which the Claimant desired to settle, then (x) the Claimant shall be liable only for the amount, if any, which it would have paid had the Third Party Claim been settled as proposed by the Claimant, and (y) all reasonable attorneys’ fees and expenses and costs of suit incurred by the Claimant subsequent to the time of the proposed settlement shall be paid or reimbursed by the Indemnifying Party.
(v)           In determining whether to accept or reject any settlement proposal, each party shall act in good faith and with due regard for the reasonable commercial and financial interests of the other.

(f)            Cooperation, etc.  Buyer and Seller shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any claim or action.  Without limiting the generality of the foregoing, the party controlling the defense or settlement of any matter shall take steps reasonably designed to ensure that the other party and its counsel are informed at all times of the status of such matter.  Neither party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

10.04.      Other Remedies.

(a)           Upon and after closing, the Purchase Price adjustment provided in Section 2 and Schedule 2.02 and the indemnification provided in this Article X, as applicable, shall be the sole and exclusive financial remedy of Buyer, MSC and J&L following the Closing for any inaccuracy or breach of any representation or warranty, agreements and covenants made by the Seller, Kennametal and/or Kennametal’s Affiliates in this Agreement or in any document delivered pursuant hereto (excluding the Administrative Services Agreement, Trademark License Agreement, Distributor Agreement, Private Label Agreement, Patent Application License Agreement, Patent License Agreement and Non-Competition Agreement, each of which are being delivered pursuant to Section 7.01(h)) and/or for the matters reflected in Section 10.02(b);

provided that, this Article X shall not be the exclusive remedy for claims made after Closing (i) based on the willful misconduct on the part of a party or (ii) for material breach of Articles IV, V, VI and VIII hereunder if and only if and to the extent that the party in material breach took an action or failed to take an action within its control that resulted in the material breach and the material breach was not cured within five (5) business days after written notice specifying the material breach was delivered by the non-breaching party to the party in material breach.

(b)           In the event that a Party is required to indemnify the other Party pursuant to the requirements of this Agreement, the Indemnifying Party shall be entitled to recover such indemnity payments from unrelated third parties (including, without limitation, manufacturers, vendors and other suppliers, but specifically excluding the indemnified Party’s insurers).

(c)           In the event that (i) the Closing does not occur due to the failure of any condition precedent contained in Section 7.01 hereof or for any other reason or (ii) Buyer terminates this Agreement pursuant to Section 9.01(b) or Section 9.01(d) or otherwise, then Seller, Kennametal and Kennametal’s Affiliates shall have no liability to Buyer and its Affiliates (and Buyer shall not assert any claim against Seller or Kennametal or Kennametal’s Affiliates) unless and only to the extent that Seller, J&L or Kennametal took an action or failed to take an action within its control that resulted in a material breach of Articles IV, V, VI or VIII and the material  breach was not cured within five (5) business days after written notice specifying the material breach was delivered by MSC to Kennametal.  In the event that the Closing does not occur because Seller, Kennametal or J&L shall have taken any action or omitted to take any action within its control that resulted in a material breach of Articles IV, V, VI or VIII and the material breach was not cured within five (5) business days after written notice specifying the material breach was delivered by MSC to Kennametal, then Buyer shall be entitled to all damages remedies permitted under applicable laws.

(d)           It is expressly understood and agreed that nothing contained herein shall be deemed to waive or limit the Parties’ rights to obtain equitable relief and/or specific performance including, without limitation, the right to obtain one or more temporary or permanent injunctions; provided however that this exception for equitable relief or injunctions does not include or permit the awarding of any damages or other monetary amounts in addition to the amounts, if any, permitted by subsections (a), (b) and (c) of this section.

ARTICLE XI

General Provisions

11.01.      Expenses.  Except as set forth above and otherwise in this Article XI, Seller shall pay all fees and expenses incurred by it or J&L in connection with the transactions provided for hereunder, including, without limitation, the fees and expenses of Seller’s counsel and accountants, and Buyer shall pay all expenses incurred by it in connection with the transactions provided for hereunder, including the fees and expenses of its counsel and accountants.  The fees in connection with the filing of premerger notification and report forms under the HSR Act shall be paid by Buyer.  All stock transfer or recording taxes shall be borne by the party on which such liability attaches as provided by applicable law.

11.02.      Absence of Broker or Finder.  Except for Goldman, Sachs & Co., whose fees and expenses will be paid by Kennametal, Seller represents and warrants to Buyer that no Person is acting or has acted for it or J&L as broker or finder in connection with the transactions provided for by this Agreement.  Buyer represents and warrants to Seller that no Person is acting or has acted for it as broker or finder in connection herewith.

11.03.      News Releases.  The initial press release by each of MSC and Kennametal with respect to the execution of this Agreement shall be in a form to be reasonably agreed upon by each party.  Thereafter, neither MSC nor Kennametal shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by the rules of the New York Stock Exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) and (ii) each of Kennametal and MSC may make any public statement in response to specific questions by customers, suppliers, the press, analysts, investors or those attending customer, supplier or industry conferences or financial analyst, customer, or supplier conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements agreed to by MSC and Kennametal pursuant to the foregoing.  Notwithstanding the above, this Section 11.03 shall not prohibit internal and external communications to employees, customers and vendors made in the ordinary course of business.

11.04.      Notices.  Any notice, request, demand or other communication given by any party under this Agreement (each a “notice”) shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party’s address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answerback of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier.  Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

Notice to Buyer shall be sufficient if given to:
Charles Boehlke, Executive Vice President and
Chief Financial Officer
MSC Industrial Direct Co., Inc.
75 Maxess Road, Melville, NY 11747
Facsimile:

with copies to:	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attn: Eric Lerner, Esq.

Notice to Seller and Kennametal shall be sufficient if given to:
Kennametal Inc.
1600 Technology Way
Latrobe, PA 15650
Attn: Vice President
Secretary and General Counsel
Facsimile: 724/539-3839

with copies to:	Lewis U. Davis, Jr. Esq.
Buchanan Ingersoll, P. C.
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Facsimile: 412/562-1041

11.05.      Dispute Resolution.

(1)           This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to any jurisdiction’s conflicts of laws provisions.

(2)           Each of the parties hereto hereby irrevocably consents and submits to the non-exclusive personal jurisdiction of the courts of the Commonwealth of Pennsylvania situate in Allegheny County and the United States District Court for the Western District of Pennsylvania over any suit, action or other proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims with respect to such suit, action or other proceeding may be heard and determined in either such court.

(3)           EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS ANY TRANSACTION CONTEMPLATED HEREBY OR ANY DISPUTE RELATING HERETO.

11.06.      Counterparts/Use of Facsimiles.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.  The reproduction of signatures by means of a telecopying device shall be treated as though such reproductions are executed originals and each party hereto covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five (5) days following transmittal by facsimile.

11.07.      Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement of the parties hereto respecting its subject matter and supersedes all negotiations, preliminary agreements and prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof.  There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement, or the ancillary agreements, other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.  In the event of any conflict between the provisions of this Agreement (including the Schedules and Exhibits), on the one hand, and the provisions of the Confidentiality Agreement or ancillary agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

11.08.      Amendments.  This Agreement may be amended, modified, or supplemented only by a writing signed by all parties by their duly authorized representatives.  Any party may waive the benefit of a term or condition of this Agreement and such waiver will not be deemed to constitute the waiver of another breach of the same, or any other, term or condition.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Agreement.

11.09.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto and shall not be assigned by any party hereto without the prior written consent of the other parties.

11.10.      No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

11.11.      Severability; Enforcement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.12.      Guaranty of Kennametal and MSC.

(a)           Kennametal hereby guarantees to Buyer the complete and timely performance by Seller of all obligations to be performed by Seller hereunder, all as and when required to be performed under this Agreement, in all respects and in accordance with the terms, conditions and limitations contained herein (the “Obligations”).  In the event of a default in performance of any of the Obligations by Seller, Kennametal shall timely perform or cause to be performed such Obligations in accordance with the terms of this Agreement including upon receipt of written notice of such default by Seller to the extent such notice is required to be given to Seller hereunder.  This is a guaranty of payment and performance, and not merely of collection.  Buyer may collect such amounts, or any part thereof, or obtain such performance from Kennametal without first exercising its rights against Seller. Kennametal waives any right it may have to require that any action be brought against Seller. Kennametal (i) waives notice of acceptance of this guaranty; and (ii) waives presentment, demand, notice of dishonor, protest and notice of protest.

(b)           Guaranty of MSC.  MSC hereby guarantees to Seller the complete and timely performance by Buyer of all obligations to be performed by Buyer hereunder, all as and when required to be performed under this Agreement, in all respects and in accordance with the terms, conditions and limitations contained herein.  In the event of a default in performance of any of such obligations by Buyer, MSC shall timely perform or cause to be performed such obligations in accordance with the terms of this Agreement including upon receipt of written notice of such default by Buyer to the extent such notice is required to be given to Buyer hereunder.  This is a guaranty of payment and performance, and not merely of collection.  Seller may collect such amounts, or any part thereof, or obtain such performance from MSC without first exercising its rights against Buyer.  MSC waives any right it may have to require that any action be brought against Buyer.  MSC (i) waives notice of acceptance of this guaranty; and (ii) waives presentment, demand, notice of dishonor, protest and notice of protest.

11.13       Certain Attorney/Client Matters.  The Parties understand and agree that Kennametal and Seller will be entitled to retain the services of Buchanan Ingersoll PC (“BIPC”) and the legal department of Kennametal as their attorneys in the event of any dispute between Buyer and/or J&L and Seller and/or Kennametal concerning this Agreement or any of the other agreements or documents delivered in connection with this Agreement and the transactions contemplated hereby and thereby or whether otherwise involving J&L notwithstanding any result of BIPC’s prior representation of J&L.  Notwithstanding the sale of the Shares to Buyer, Buyer agrees that neither J&L nor Buyer shall have the right to assert or to waive (and Buyer shall not assert or waive and shall cause J&L not to assert or waive) the attorney/client privilege as to pre-closing and post-closing communications between or among Seller, Kennametal or J&L (for J&L only with respect to pre-closing communications), on the one hand, and its counsels (including BIPC or any member of the legal department of Kennametal) on the other hand, to the extent that the privileged communications relate to this Agreement or any of the other agreements or documents delivered in connection with this Agreement or the transactions contemplated hereby and thereby.  The Parties agree that only Seller or Kennametal shall be entitled to assert or to waive such attorney/client privilege in connection with such communications following the Closing of this Agreement; it being the intention of the Parties hereto that all such rights to such attorney/client privilege and to control such attorney/client privilege shall be retained by Seller and Kennametal.  The files generated and maintained by BIPC or Kennametal’s legal department as a result of the representation of Seller or any representation of J&L in connection with this Agreement or any of the agreements or documents delivered in connection with this Agreement or any of the transactions contemplated hereby or thereby or any efforts to sell the Shares to Buyer or any other Person shall be and become the exclusive property of Seller and Kennametal.  Nothing in this Section 11.13 shall be construed as a waiver of any attorney/client privilege.

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IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed by its duly authorized officer or other authorized person, as of the date first above written.

JLK DIRECT DISTRIBUTION INC.

By	/s/ James E. Morrison
Title	Vice President

KENNAMETAL INC.

By	/s/ James E. Morrison
Title	Vice President

MSC ACQUISITION CORP. VI

By	/s/ David Sandler
Title	President & CEO

MSC INDUSTRIAL DIRECT CO., INC

By	/s/ David Sandler
Title	President & CEO

(Schedules and exhibits to the Stock Purchase Agreement have been omitted pursuant to Item 6.01(b)(2) of Regulation S-K.  Such schedules and exhibits are listed and described in the Stock Purchase Agreement.  The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Stock Purchase Agreement to the Commission upon request.)

Schedule 2.02

Purchase Price Adjustments at Closing

Schedule 3.01(a)

Representations and Warranties of Seller; Organization and Standing

Schedule 3.01(b)

Representations and Warranties of Seller; Authority; No Conflict

Schedule 3.01(d)

Representations and Warranties of Seller; Subsidiaries

Schedule 3.01(e)

Representations and Warranties of Seller; Financial Statement

Schedule 3.01(e)(5)

Representation and Warranties of Seller; Financial Statement; Bank Accounts

Schedule 3.01(e)(6)

Representations and Warranties of Seller; Financial Statement; Indebtedness

Schedule 3.01(f)

Representations and Warranties of Seller; Property

Schedule 3.01(g)(1)

Representations and Warranties of Seller; Sufficiency of Assets

Schedule 3.01(h)(1)

Representations and Warranties of Seller; Tax Matters

Schedule 3.01(i)

Representations and Warranties of Seller; Employee Benefits

Schedule 3.01(k)

Representations and Warranties of Seller; Legal Proceedings

Schedule 3.01(l)

Representations and Warranties of Seller; Absence of Certain Changes and Events

Schedule 3.01(m)

Representations and Warranties of Seller; Material Contracts; No Defaults

Schedule 3.01(n)

Representations and Warranties of Seller; Insurance

Schedule 3.01(p)

Representations and Warranties of Seller; Employees

Schedule 3.01(q)

Representations and Warranties of Seller; Intellectual Property

Schedule 3.01(r)

Representations and Warranties of Seller; Material Customers

Schedule 3.01(s)

Representations and Warranties of Seller; Affiliate Transactions

Schedule 3.01(w)

Representations and Warranties of Seller; Customer Contracts

Schedule 3.01(y)

Employees (U. S.)

Schedule 3.01(z)

Employees (International)

Schedule 3.01(aa)

Web Site

Schedule 5.05

Termination of Affiliate Contracts

Schedule 5.09

Terms of ATS Catalog Representation Amendment

Schedule 7.01(k)

Intercompany Debt

 Schedule 7.01(n)

Employees and Employment Agreements

Exhibit A

Administrative Services Agreement

Exhibit B

Trademark License Agreement

Exhibit C

Distributor Agreement

Exhibit D

Private Label Agreement

Exhibit E

Patent Application License Agreement

Exhibit F

Patent License Agreeent

Exhibit G

Confidentiality/Non-Competition/Non-Solicitation Agreement